Exhibit 2.1

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

PS ENERGY GROUP, INC.

AND

MXENERGY INC.

DATED AS OF OCTOBER 31, 2007

© MXenergy Inc. 2007

TABLE CONTENTS

ARTICLE I DEFINITIONS

1.1.	Definitions	1
1.2.	Certain Interpretive Matters	14

ARTICLE II THE TRANSACTIONS

2.1.	Purchase and Sale	15
2.2.	Excluded Assets	16
2.3.	Assumed Liabilities	16
2.4.	Purchase Price	2
2.5.	Adjustments to Estimated Payment	19
2.6.	Post Closing Settlement Adjustments	20
2.7.	Disputes	22
2.8.	AGL/Pipeline Imbalances	23
2.9.	Purchase Price Allocation	23
2.10.	Payments and Charges	23
2.11.	Use of GasKey Trademark	16

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER

3.1.	Organization and Good Standing	24
3.2.	Authorization	24
3.3.	Enforceability	24
3.4	Consents	24
3.5.	Foreign Person	24
3.6.	Contracts of Seller	24
3.7.	Title	26
3.8.	Compliance with Laws	26
3.9.	Permits	26
3.10.	Tax Matters	26
3.11	Litigation	27
3.12.	Absence of Changes	19
3.13.	Brokerage Arrangements	27
3.14.	Financial Statements	27
3.15.	Customers	28
3.16.	Seller’s Privacy Policies	28
3.17.	Payment and Collections Guidelines	28
3.18.	Employee Benefit Matters	28
3.19.	Accounts Receivable	28
3.20.	Labor Matters
3.21.	Environmental Matters	29

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ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER

4.1.	Organization and Good Standing	34
4.2.	Authorization	34
4.3.	Consents	34
4.4.	Enforceability	35
4.5.	Litigation	35
4.6.	Qualified Buyer	35
4.7.	Brokerage Arrangements	35

ARTICLE V CONDITIONS TO THE PARTIES’ OBLIGATIONS TO CLOSE

5.1.	Seller’s Closing Conditions	35
5.2.	Buyer’s Closing Conditions	36

ARTICLE VI CLOSING

6.1.	Closing	37
6.2.	Deliveries by Seller	37
6.3.	Deliveries by Buyer	38

ARTICLE VII COVENANTS OF THE PARTIES

7.1.	Pre-Closing Conduct of Business	39
7.2.	Pre-Closing Restrictions	39
7.3.	HSR Act	40
7.4.	Access to Information	40
7.5.	Authorizations and Consents	42
7.6.	No Solicitation	43
7.7.	Public Announcements	43
7.8.	Confidentiality	43
7.9.	Supplemental Disclosure	43
7.10.	Replacement of Guarantees	44
7.11.	Employees; Offers of Employment	44
7.12.	Non-Solicitation	45
7.13.	Welfare Plans	45
7.14.	Tri-Party Agreement	46
7.15.	Customer Disclosure	46
7.16.	Review	46

	ARTICLE VIII INDEMNIFICATION

8.1.	Release and Indemnification	47
8.2.	Payment	51

8.3.	No Duplication of Claims	51
8.4.	Exclusive Remedy	52
8.5.	Purchase Price Adjustment	52
8.6.	Survival	52

	ARTICLE IX TAX MATTERS

9.1.	Indemnity	52
9.2.	Returns	53
9.3.	Tax Disputes and Contests	54
9.4.	Time of Payment	54
9.5.	Cooperation and Exchange of Information	55
9.6.	Transfer Taxes and Fees	55
9.7.	Pre-Closing Restrictions	55
9.8.	Sales Tax previously paid by Seller	55
9.9.	Miscellaneous	56
9.10.	Tax Sharing Agreements	56
9.11.	Bulk Transfer Laws	56
9.12.	Conflicts	56

ARTICLE X TERMINATION

10.1.	Termination	56
10.2.	Effect of Termination	57

	ARTICLE XI MISCELLANEOUS

11.1.	No Setoff	58
11.2.	Notice	58
11.3.	No Third Party Beneficiaries	59
11.4.	GOVERNING LAW; CONSENT TO JURISDICTION	59
11.5.	Entire Agreement	60
11.6.	Assignment and Binding Effect	60
11.7.	Amendments	60
11.8.	Severability	60
11.9.	No Implied Waivers	60
11.10.	Expenses	60
11.11.	No Joint Venture	61
11.12.	Joint Negotiation	61
11.13.	Authority	61
11.14.	No Recourse	61
11.15.	Disclosure Schedules	61
11.16.	Counterparts	61

DISCLOSURE SCHEDULE

1.1(a)	Accounts Receivable Amount
1.1(b)	Knowledge Persons of Seller
1.1(c)	Knowledge Persons of Buyer
1.1(d)	Other Contracts
1.1(e)	Permitted Encumbrances
1.1(f)	Pipeline Assets
1.1(g)	Retail Contracts
1.1(h)	Storage Amount
1.1(i)	Trademark Assets
2.4	Purchase Price Calculation
2.4(b)	Unbilled Revenue Amount
2.4(c)	Dekatherm Adjustment
2.4(d)	Performance Incentive
2.4(f)	Customer Deposits
2.6(f)	Adjustment of Performance Incentive and GasKey Trademark Earnout
2.8	AGL/Pipeline Imbalances
2.9	Asset Allocation
3.4	Consents - Seller
3.6	Contracts
3.10	Tax Matters
3.11	Litigation
3.21	Environmental Matters
3.22	Insurance
3.23	Pipeline Litigation, etc.
3.26	Material Contracts
3.27(a) and (b)	Hedge Balance
3.30	Lockbox Account Customers
4.3	Consents - Buyer
5.1(e)	Seller’s Governmental Approvals
5.2(e)	Buyer’s Governmental Approvals
7.10	Guarantees
7.11(a)	Employees
7.11(c)	Employees that may be hired

EXHIBITS

Exhibit A	Form of Assignment and Assumption Agreement
Exhibit B	Form of Non-Competition Agreement
Exhibit C	Form of Transition Services Agreement
Exhibit D	Form of Tri-Party Agreement

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (“Agreement”), dated as of October 31, 2007, is by and between PS Energy Group, Inc., a corporation organized under the laws of the State of Georgia (“Seller” or “PS Group” ), and MXenergy Inc., a corporation organized under the laws of the State of Delaware (“Buyer”). Seller and Buyer are sometimes herein referred to as the “Parties” and/or individually as a “Party”.

Recitals

WHEREAS, Seller is a retail supplier of natural gas and related services in Georgia and owns contracts and other assets relating thereto; and

WHEREAS, Seller desires to sell, and Buyer desires to purchase, all of the Assets (as hereinafter defined) on the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I.

DEFINITIONS

1.1        Definitions. As used in this Agreement, the following terms shall have the following meanings unless the context otherwise requires:

“Accounts Receivable” means all accounts, accounts receivable, advances receivable, Customer deposit money (including, deposit money relating to Customers paying budget billing, deferred payment and/or other special arrangements), notes receivable and other monetary amounts owing by or accrued with respect to Third Parties on account of goods sold or services performed, or to be sold or performed, under the Retail Contracts or otherwise owned by the Seller and related to the Assets.

“Accounts Receivable Amount” shall mean an amount, determined as of the Determination Date, equal to the value of the Accounts Receivable owned by the Seller calculated using the methodology set forth on Schedule 1.1 (a). For the avoidance of doubt, a sample calculation prepared for October 31, 2007 is included as part of Schedule 1.1 (a). The Parties acknowledge and agree that certain amounts may be due to or from Customers on the Determination Date in respect of budget billing accounts of Customers or pursuant to deferred billing or other special arrangements. Schedule 1.1(a) shall also set forth the budget balance amount with respect to each Customer on the budget billing program and the aggregate amount of the budget balance billing program for all Customers on the Determination Date, which shall be an adjustment to the portion of the Purchase Price attributable to the Accounts Receivable Amount.

“Actual Target Dekatherm Amount” shall mean the amount as of any date (the “Calculation Date”) equal to the sum of the following:

(i) for interruptible Customers (a) which were Customers for each of the 12 months immediately preceding the Calculation Date, the amount of dekatherms actually billed by Seller to such Customers for the 12 month period immediately preceding the Calculation Date, plus (b) for interruptible Customers existing as of the Calculation Date, but which were not billed for the entire 12 month period prior to the Calculation Date, an annualized projection of dekatherms used by such Customer based on the Seller’s contract with such Customer, plus

(ii) for firm customers, the aggregate of the following for the twelve (12) months immediately preceding the Calculation Date: (a) the amount of dekatherms billed to all firm Customers for each of the twelve months prior to the Calculation Date, multiplied by, (b) a fraction, the numerator is the (1) the most recent DDDC assigned by AGL to Seller’s firm Customers on the Calculation Date and the denominator is (2) the DDDC assigned by AGL to firm Customers for each such month.

In the event the DDDC report is incomplete or otherwise does not accurately reflect the volume, the Parties agree to use their best efforts to adjust the information contained in the DDDC report to include the volume of all of the Customers.

“Adjusted Monthly Change Rate” shall mean the percentage as calculated by (i) the Annual Dekatherm Change, divided by the Average Annual Dekatherm Amount, (ii) divided by the number of months elapsed since the Closing Date. “Annual Dekatherm Change,” shall be calculated as (i) the Actual Target Dekatherm Amount as of the Acceleration Event, minus (b) the Actual Target Dekatherm Amount as of the Closing Date .“Average Annual Dekatherm Amount” shall be the sum of (i) the Actual Target Dekatherm Amount as of the Acceleration Event, plus (b) the Actual Target Dekatherm Amount as of the Closing Date, divided by 2.

“AGL” means Atlanta Gas Light Company.

“Affiliate” of a Person means a Person directly or indirectly controlled by, controlling or under common control with such Person. For the purposes of this definition, “control” means, when used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Agreement” means this Asset Purchase Agreement, as the same may be amended or supplemented from time to time, together with the exhibits and schedules hereto.

“Applicable Law” means any federal, state, local or municipal statute, law (excluding principles of common law), rule, or regulation, or any judgment, award, order, ordinance, writ, injunction, or decree of, any Governmental Entity to which a specified Person or any Asset is subject.

“Assets” means all assets owned by Seller used in the Business less and except the Excluded Assets, including:

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(a)	all Accounts Receivable;

(b)        work-in-progress including unbilled revenues earned or accrued, or to be earned or accrued, under the Retail Contracts and attributable to natural gas that has been delivered but not yet billed by Seller;

(c)        the Retail Contracts and all Other Contracts, including (i) any gas transportation agreements, (ii) storage and other service agreements or arrangements to the extent freely assignable and relating to the Business, (iii) supply and billing agreements, and (iv) all documentation, in written or electronic form, of such Assets including all recordings of third-party verifications, if any;

(d)	the Pipeline Assets;
(e)	Storage;
(f)	the Books and Records;

(g)        all prepaid expenses, and other prepaid items relating to any of the foregoing Assets and the operation of the Business (including FINNS and BPPSS prepaid to AGL), except for those relating to the Excluded Assets or constituting or delivered pursuant to the Guarantees;

(h)        the trademark “GasKey” and all other trademarks listed on Schedule 1.1(j) and all deriviatives thereof, and the domain name “www.gaskey.com” and

(i)         all rights under Employee non-disclosure and non-competition agreements, and all other contracts and assets, other than the Excluded Assets, of whatever nature and wherever located that are exclusively related to or exclusively used in the Business.

“Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, and any other plan, program, agreement, arrangement, policy, contract, commitment or scheme, written or oral, statutory or contractual, that provides for compensation or benefits, including any deferred compensation, executive compensation, stock option or other stock plan, supplemental, bonus or incentive plan, severance pay, or any holiday or vacation plan or personnel policy or practice maintained, contributed to or sponsored by Seller or its Affiliates, as of the date of execution of the Agreement, for the benefit of any current or former Employee.

“Books and Records” means files, data and documents in every medium stored or contained in Seller’s or its Affiliates’ possession to the extent exclusively related to the Assets or the Customers including, (a) present and pending customer lists, (b) all audio recordings from the call center of the Customers, (c) account and meter numbers, (d) rate codes, (e) class codes, (f) pricing, pricing models, financial statements, and related accounts receivable information, (g) historical usage information and imbalances statements received from any LDC, (h) Customer complaints, if any, and responses thereto and written communications with Governmental Entities pertaining thereto, (i) all business reply cards, (j) individual Customer billing and payment history, (k) written communications with Customers, (l) past regulatory filings with Governmental Entities (including the PSC), (m) written communications with AGL concerning

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the Business, (n) data pertaining to the past twelve months of Storage, (o) information regarding current marketing programs, including all marketing, advertising and promotional materials, (p) any other information necessary to enroll and continue servicing the Customers as customers of Buyer, (q) AGL and pipeline invoices for the prior twelve month period, (r) personnel files for Transferred Employees, and (s) all data in Seller’s possession to the extent related to relationship management and the billing system used in the Business. Notwithstanding the preceding, Books and Records will exclude any of the preceding data and information to the extent that Seller is prohibited from providing such data or information pursuant to any Applicable Law.

“BPPSS” means Bundle Pipeline Peaking Sales Service.

“Business” means the current business of Seller with respect to retail sales of natural gas to customers in the State of Georgia or elsewhere, and customers served over the Pipeline Assets, and the business related to or connected with the Pipeline Assets, other than natural gas customers served by Washington Gas Energy.

“Business Day” means any day other than Saturday or Sunday or any other day on which banks in Atlanta, Georgia are permitted or required to close.

“Closing Conditions” means, collectively, Seller’s Closing Conditions and Buyer’s Closing Conditions.

“Closing Date” shall mean the latest to occur of (a) November 30, 2007, and (b) the date upon which all Governmental Approvals and Consents required hereunder shall have been received by the Parties; provided, however, that at least thirty (30) days shall have elapsed from the delivery of notice to the Customers of the assignment of their Contracts to Buyer (or such greater number of days as the PSC shall require with respect to the giving of notice to Customers in connection with the assignment of their Contracts), (b) all of the conditions set forth in Article V have been satisfied, and (c) the Closing Date shall occur no later than December 31, 2007, unless the Parties shall agree in writing to an extension of such Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means efforts which are reasonably within the contemplation of the Parties at the date hereof and which do not require the performing party that is acting in good faith to take any extraordinary action or expend any funds other than expenditures which are customary and reasonable in transactions of the kind and nature contemplated by this Agreement in order for the performing party to diligently pursue and timely satisfy its obligations hereunder.

“Confidentiality Agreement” means the Confidentiality Agreement between Seller and MxEnergy Holdings Inc. dated as of September 12, 2007.

“Consequential Damages” means all exemplary, punitive, special, indirect, consequential, remote or speculative damages, including loss of profit, loss of revenue or any other special or incidental damages, whether in contract, tort (including negligence), strict liability or otherwise.

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“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, commitment or other arrangement or agreement, whether written or oral.

“Customer” means, as of the Determination Date or the Closing Date, as applicable, Seller’s counterparty with respect to each Retail Contract and includes (i) current Customers of Seller, plus (ii) pending additional Customers of Seller.

“Customer Meter” means a device installed by AGL or approved by AGL for measuring the consumption of natural gas by a Customer.

“Data Room” means the information and documentation provided in both paper form and contained in the electronic data files provided by Seller to Buyer in connection with the transaction contemplated herein, together with all additional information provided in writing to Buyer, its agents or representatives.

“Determination Date” shall mean 11:59 p.m. (Eastern Standard Time) on October 31, 2007.

“Determination Date Loan” shall mean the sum of (A) the loan made by Buyer to Seller on the Determination Date in cash, in an amount equal to the sum of (i) the Storage Amount, (ii) the Unbilled Revenue Amount, and (iii) the Accounts Receivable Amount, and (B) the aggregate amount of all replacement Guarantees posted or otherwise provided by Buyer on behalf of Seller on or around the Determination Date, as listed on Schedule 7.10, less (C) the aggregate amount of cash or proceeds received by the Seller on account of the Accounts Receivable, whether received into the Lockbox (as defined in the Lockbox Agreement) or otherwise, plus (D) the aggregate amount of gas purchases and other operational expenses, in each case for the period commencing on the Determination Date through the date of execution of this Agreement by the Parties.

“Determination Date Loan Documents” shall mean, collectively: (i) the Promissory Note, (ii) the Security Agreement, (iii) the Lockbox Agreement, (iv) the L/C Side Letter, and (v) each of the UCC-1 financing statements required to be filed by the terms of the Security Agreement.

“Direct Claim” means any claim or the commencement of any claim, action or proceeding with respect to a Loss or potential Loss made or brought by a Party against the other Party pursuant to the indemnification provisions contained in Article VIII.

“Disclosure Schedule” means the schedules of Seller attached to this Agreement as amended or supplemented in accordance with Section 7.9.

“DOJ” means the Department of Justice.

“Eagle” means Eagle Energy Partners I, L.P.

“Employee” shall mean each active employee of Seller or its Affiliates whose duties relate primarily to the Assets. An Employee shall also include any such employee who is on a

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short-term disability, FMLA or military leave of absence but is reasonably expected to return to work within six (6) months of their departure.

“Encumbrances” means liens, pledges, options, mortgages, security interests, easements, charges, deeds of trust, restrictions and all other encumbrances.

“Environmental Costs and Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, order or agreement with any Governmental Entity or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials.

“Environmental Law” means any foreign, federal, state or local statute, regulation, ordinance, rule of common law or other legal requirement as now or hereafter in effect in any way relating to the protection of human health and safety, the environment or natural resources, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as each has been or may be amended and the regulations promulgated pursuant thereto.

“Environmental Permit” means any Permit required by Environmental Laws for the operation of the Business or in connection with any of the Assets.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor thereto.

“Excluded Liabilities” means the following:

(a)        any liability of Seller to the extent (i) unrelated to the Business or the Assets or (ii) directly related to the Excluded Assets;

(b)        liabilities and obligations of the Seller, fixed or contingent, that relate to the period prior to the Closing Date, whether or not the liability was certain of occurrence or reasonably quantifiable before the Closing Date, including without limitation liability arising from a breach by Seller of Retail Contracts or Other Contracts prior to the Closing Date, claims or liabilities with respect to legal proceedings instituted prior to the Closing Date, and including

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without limitation commission payments in connection with Customer Contracts, in each case to the extent that such liabilities and obligations do not arise in respect of the Assets used in the Business, which such liabilities and obligations shall be Excluded Liabilities as of the Determination Date; provided that Buyer shall assume all credit and supply purchase obligations of Seller and all other obligations normally incurred in the operation of the Business, as more fully set forth in the Transition Services Agreement.

(c)        any liability or obligation for Taxes relating to (i) business operations of Seller not otherwise included within the Business; (ii) the Business and its operations for periods occurring prior to or as of the Closing Date; or (iii) the Assets insofar as such Taxes relate to periods or portions thereof ending on or prior to the Closing Date, including, without limitation, (A) any and all liabilities or obligations for Taxes for which Seller or any of its predecessors or Affiliates is or may be liable, (B) any and all liabilities or obligations for Taxes for which the Seller may be liable pursuant to this Agreement, and (C) any and all liabilities or obligations for Taxes relating to the Business or the Assets, or with respect to which the Business or the Assets may be subject, levied, or assessed, whether incurred by Seller, its predecessor or Affiliates in the conduct of the Business or otherwise, to the extent such liability or obligation for Taxes relates to periods or portions thereof ending on or prior to the Closing Date;

(d)        any Benefit Plan of Seller or its Affiliates and any liabilities respecting any Benefit Plan, except as set forth in the Transition Services Agreement;

(e)        any liabilities of the Seller, fixed or contingent, related to the employment with or the termination of an Employee’s employment with Seller accrued or based on events or claims made prior to the Closing Date, except as set forth in the Transition Services Agreement; and

(f)         any Environmental Costs and Liabilities, to the extent arising out of or otherwise related to (i) the ownership or operation by Seller or its Affiliates of (A) Seller’s owned properties or real property leases (or any condition thereon) on or prior to the Closing Date (including (i) the Release or continuing Release (if existing as of the Closing) of any Hazardous Material, regardless of by whom or (ii) any noncompliance with Environmental Laws), (B) the Business on or prior to the Closing Date, (C) the Excluded Assets or any other real property formerly owned, operated, leased or otherwise used by Seller or its Affiliates or (ii) from the offsite transportation, storage disposal, treatment or recycling of Hazardous Material generated by and taken offsite by or on behalf of Seller or its Affiliates prior to and through the Closing Date.

“FERC” means the Federal Energy Regulatory Commission.

“FINSS” means Firm and Interruptible Nominated Sales Service.

“FTC” means the Federal Trade Commission.

“GAAP” means United States generally accepted accounting principles with such exceptions as may be noted or otherwise referred to on any financial statement (or notes or schedules thereto) or schedule hereto.

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“Governmental Approvals” means all consents and approvals of Governmental Entities that reasonably may be deemed necessary so that the consummation of the transactions contemplated hereby will be in compliance with Applicable Laws.

“Governmental Entity” means any domestic or foreign national, state or local government, any subdivision, agency, board, commission, bureau, court, tribunal or other instrumentality or authority thereof, or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder, including FERC, the PSC, the U.S. Treasury Department, the IRS, the DOJ and the FTC.

“Guarantees” means any and all obligations relating to the guarantees, letters of credit, bonds, cash deposits, and other sureties and credit assurances provided to any Governmental Entity (including the PSC), utility, pipeline, contract counterparty or other Person by Seller or any of its Affiliates related to the Business or the Assets.

“Hazardous Material” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including, without limitation, petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold or other fungi, and urea formaldehyde insulation.

“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indemnified Group” means the Buyer Indemnified Group or the Seller Indemnified Group, as the context requires.

“Knowledge” means (a) with respect to Seller, the actual and conscious knowledge of the Persons set forth on Schedule 1.1(b), without any obligation by any such Person to conduct any investigation in connection with the transactions contemplated hereby or otherwise to determine the existence or absence of facts in any statement qualified by the “Knowledge” of any such Person, and (b) with respect to Buyer, the actual and conscious knowledge of the Persons set forth on Schedule 1.1(c), without any obligation by any such Person to conduct any investigation in connection with the transactions contemplated hereby or otherwise to determine the existence or absence of facts in any statement qualified by the “Knowledge” of any such Person.

“L/C Side Letter” means that certain letter from Buyer to Seller, and acknowledged by Seller, dated as of the date hereof and making reference to the Guarantees replaced by Buyer as of the Determination Date.

“LDC” means local distribution company.

“Lockbox Agreement” means the blocked account control agreement dated the date hereof by and among LaSalle National Bank, Buyer and Seller.

“Losses” means any and all demands, claims, liabilities, losses, obligations, causes of action, damages, fines, penalties, costs, and expenses, including reasonable attorneys’ fees, court

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costs, and other costs of suit, but excluding Consequential Damages except to the extent of Consequential Damages owing to a Third Party.

“Material Adverse Effect” means any material adverse change in the Seller or the Assets that materially impairs the value of or operability of the Assets, taken as a whole, or that materially increases the amount of Assumed Liabilities, or that materially impedes the ability of a Party to consummate the transactions contemplated hereby, provided that the foregoing shall not include (a) any change that is attributable to (i) factors affecting the natural gas or electric power industries generally, (ii) general national, regional or local economic or financial conditions, (iii) the demand for or market price of natural gas, electricity, or other commodities, whether on a retail or wholesale basis, (iv) changes in Applicable Law, (v) actions taken or omitted to be taken, by or with the consent of Buyer or its Affiliates, (vi) actions or agreements expressly contemplated by this Agreement or matters referred to in Seller’s Disclosure Schedule or (vii) the announcement or pendency of the transactions contemplated by this Agreement or the consummation of the transactions contemplated hereby or (b) any matter which is cured (including cures effectuated by Seller) on or prior to the Termination Date.

“Other Contracts” means all contracts or agreements of Seller set forth on Schedule 1.1(d), including without limitation all physical hedging contracts related to the Assets.

“Permits” means licenses, permits, variances, exemptions, tariffs, rate schedules and other authorizations of or from Governmental Entities.

“Permitted Encumbrances” means (a) liens for Taxes, impositions, assessments or other governmental charges not yet delinquent or being contested in good faith, (b) statutory liens (including materialmen’s, warehousemen’s, mechanic’s, repairmen’s, landlord’s, and other similar liens) arising in the ordinary course of business securing payments not yet delinquent or being contested in good faith, (c) encumbrances of public record (other than encumbrances securing indebtedness of Seller or its Affiliates for money borrowed) set forth in Schedule 1.1(e), (d) utility easements, restrictive covenants and minor defects, imperfections or irregularities of title, (e) purchase money liens and liens securing rental payments under capital lease arrangements set forth in Schedule 1.1(e), (f) preferential purchase rights and other transfer restrictions, (g) encumbrances created by or resulting from the actions or inactions of Buyer, or its successors and assigns, (h) encumbrances which are set forth in any Permit, (i) restrictions imposed by any Governmental Entity, (j) encumbrances arising under the terms of the Retail Contracts or Other Contracts (provided such exception is not intended to relate to encumbrances of a Third-Party on the Retail Contracts or Other Contracts except as otherwise permitted under this definition of Permitted Encumbrances), (k) Governmental Approvals and consents of Third Parties, (l) the terms and conditions of the instrument creating any Asset or Seller’s interest therein and (m) such other encumbrances that do not materially detract from the value or materially interfere with the use of the Assets substantially in the manner presently used.

“Person” means any individual, corporation, partnership, joint venture, trust, limited liability company, unincorporated organization, Governmental Entity or other entity.

“Pipeline Assets” means (a) the pipelines and related meters and other equipment and facilities described in Schedule 1.1(f); (b); the real estate described in Schedule 1.1(f); (c) the

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easements, rights of way, servitudes, permits and licenses and other rights to use the surface and sub-surface and related instruments which are held for use in connection with the ownership, operation or maintenance of the Pipeline Assets described in Schedule 1.1(f); (d) all assignable governmental permits, licenses, orders, franchises and related instruments, authorizations or rights relating to the ownership, use, operation or maintenance of the Pipeline Assets described in Schedule 1.1(f); (e) the contracts relating to the ownership and operation of the Pipeline Assets described in Schedule 1.1(f), including the Retail Contracts related to the Pipeline Assets, namely the Hazleton and Yazoo Contracts and the maintenance arrangement with Enmark; (f) all personal property related to the ownership, use, operation or maintenance of the Pipeline Assets described in Schedule 1.1(f); (g) all Books and Records related to the Pipeline Assets; (h) and all natural gas in the Pipeline Assets, with a volume at least equal to the amount described in Schedule 1.1(f).

.“Proceedings” means all proceedings, actions, claims, suits, investigations and inquiries by or before any arbitrator or Governmental Entity.

“Promissory Note” shall mean that certain promissory note payable by Seller in favor of Buyer dated as of the date hereof and in the amount of the Determination Date Loan.

“PSC” means the Public Service Commission of Georgia or similar Governmental Entity with oversight regarding the conduct of retail natural gas businesses in the State of Georgia.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat or in any other way address any Hazardous Material; (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) to correct a condition of noncompliance with Environmental Laws.

“Retail Contracts” means all of Seller’s Contracts with Customers for the supply of natural gas in the State of Georgia or elsewhere, including those set forth on Schedule 1.1(g), which such schedule shall also identify separately (i) all Customers served under Seller’s interruptible transportation Contracts and (ii) a list of Seller’s twenty (20) largest Customers served under Seller’s firm transportation Contracts.

“Security Agreement” shall mean the security agreement dated as of the date hereof between Buyer and Seller.

“Storage” means (i) the natural gas inventory held in storage by or for the account of Seller for deliveries to Customers in the State of Georgia or elsewhere and managed pursuant to an agreement with Eagle, and (ii) all rights of Seller in natural gas inventory, including through its agreements with AGL and Southern Natural Gas and in respect of liquified natural gas arrangements.

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“Storage Amount” shall mean an amount, determined as of the Determination Date, equal to the collective value of the Storage at each location set forth on Schedule 1.1(h), calculated using the methodology set forth on Schedule 1.1(h). The Storage Amount shall include amounts with respect to the financial benefits associated with the Seller’s physical hedges and the Eagle gas supply agreement, and shall include the non-commodity charges for FINNS and BPPSS prepaid to AGL, in each case to the extent such financial benefits and prepayments are listed on Schedule 1.1(h). For the avoidance of doubt, a sample calculation prepared for October 31, 2007, utilizing such methodology is included as part of Schedule 1.1(h).

“Target Dekatherm Amount” means 5.5 million dekatherms.

“Tax Proceeding” means any notice of any audit, examination, contest, litigation, or other proceeding by or against any taxing authority that relates in whole or in part to any Tax.

“Tax Return” means any return, (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or other information filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Applicable Law relating to any Tax.

“Taxes” means all taxes, charges, duties, fees, levies, or other assessments, including income, gross receipts, excise, property, sales, transfer, ad valorem, profits, windfall profits, use, license, payroll, franchise, value-added, production, severance, withholding, payroll, employment, social security, and other taxes, however denominated, imposed by any Governmental Entity, whether disputed or not, and includes any estimated taxes, interest, penalties or additions to tax that are payable or may become payable in respect thereof.

“Termination Date” means December 31, 2007, but if the sole reason for any delay in Closing is related to ongoing regulatory review, and the parties are working in good faith to obtain such regulatory approval, such date shall be extended to comport with the reasonably expected timing of regulatory approval.

“Third Party” means any Person other than (a) Seller and its Affiliates or (b) Buyer and its Affiliates.

“Third Party Claim” means any claim, action or proceeding, or the commencement of any claim, action or proceeding, in each case with respect to a Loss or potential Loss made or brought by a Third Party.

“Treasury Regulations” means one or more treasury regulations promulgated under the Code by the Treasury Department of the United States.

In addition, the following terms are defined in the respective Sections of this Agreement indicated below:

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Term	Section
Accounts Receivable Amount	Section 1.1
AHA	Section 2.4(j)
AHA Reserve Amount	Section 2.4(j)
Asset Allocation	Section 2.9
Assignment Agreement	Section 6.2(b)
Assumed Liabilities	Section 2.3
Base Amount	Section 2.4(a)
Buyer	Introduction
Buyer Claims	Section 8.1(a)(i)
Buyer’s Closing Conditions	Section 5.2
Buyer’s Consents	Section 5.1(d)
Buyer Indemnified Group	Section 8.1(a)(i)
Buyer’s Environmental Assessment	Section 7.17
Closing	Section 6.1
Closing Payment	Section 2.5
Closing Statement	Section 2.5
Customer Deposits	Section 2.4(f)
Dispute Notice	Section 2.7
Estimated Price	Section 2.5
Excluded Assets	Section 2.2
Indemnitee	Section 8.1(c)
Indemnitor	Section 8.1(c)
Non-Competition Agreements	Section 6.2(c)
Notice of Claim	Section 8.1(c)

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Notice Period	Section 2.7
Party/Parties	Introduction
Paying Party	Section 2.10
Performance Incentive	Section 2.4(d)
Post-Closing Adjustment Statement	Section 2.6(b)
Post-Closing Adjustment Item Difference	Section 2.6(b)
Pre-Closing covenant	Section 7.1
Purchase Price	Section 2.4
Receiving Party	Section 2.10
Seller	Introduction
Seller Claims	Section 8.1(b)(i)
Seller’s Closing Conditions	Section 5.1
Seller’s Consents	Section 5.1(d)
Seller’s Governmental Approvals	Section 5.1(e)
Seller Indemnified Group	Section 8.1(b)(i)
Seller’s Payment and Collections Guidelines	Section 3.16
Seller’s Privacy Policies	Section 3.15
Trademark Payment Transfer Fees	Section 2.4(i) Section 9.6(a)
Transfer Taxes	Section 9.6(a)
Transferred Contracts	Section 3.6(a)
Transferred Employee	Section 7.11(c)
Transition Services Agreement	Section 6.2(d)
Tri-Party Agreement	Section 6.2(e)

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Unbilled Revenue Amount	Section 2.4(b)
WARN Act	Section 8.1(a)(i)(4)

1.2    Certain Interpretive Matters. In this Agreement, unless the context otherwise requires:

(a)        the singular number includes the plural number and vice versa;

(b)        reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement;

(c)        reference to any gender includes each other gender;

(d)        reference to any (i) agreement (including this Agreement, the Ret[ail Contracts and the Other Contracts), document or instrument means such agreement, document or instrument as amended, extended, renewed or otherwise modified (including any waiver or consent) and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof, and (ii) Applicable Law means such Applicable Law as amended, modified, codified, reenacted or replaced and in effect from time to time;

(e)        reference to any Article, Section, Schedule or Exhibit means such Article, Section, Schedule or Exhibit of or to this Agreement, and references in any Article, Section, Schedule, Exhibit or definition to any clause means such clause of such Article, Section, Schedule, Exhibit or definition;

(f)         the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular Section or other provision hereof or thereof, unless expressly so limited;

(g)        no consideration shall be given to the captions of the articles, sections, subsections, or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction;

(h)        the word “including” and its derivatives means “including, but is not limited to,” and corresponding derivative expressions;

(i)         a defined term has its defined meaning throughout this Agreement, and each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined; and

(j)         each Exhibit and Schedule to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement and any Exhibit or Schedule, the provisions of the main body of this Agreement shall prevail.

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ARTICLE II

THE TRANSACTIONS

2.1     Purchase and Sale.

(a)        On the date of the execution of this Agreement by both Parties but effective as of the Determination Date, Seller shall borrow from Buyer, pursuant to the terms and conditions more fully set forth in the Determination Date Loan Documents, the Determination Date Loan, which shall be secured by a first priority security interest in certain of the Assets as more fully described therein.

(b)        At the Closing but effective as of the Determination Date, on the terms and subject to the conditions set forth in this Agreement, Seller shall assign, sell, transfer, set over and deliver to Buyer, all of the Assets as and to the extent existing on the Closing Date.

(c)        Nothing in this Agreement shall be construed as an attempt to assign any Asset which is non-assignable without the consent of a Third Party unless such consent shall have been given. In the event and to the extent that the Parties are unable to obtain any required consent to such an assignment to Buyer and the Closing occurs, upon the mutual agreement of the Parties and as permitted under Applicable Law, (i) Seller shall continue to be bound by the obligations arising in connection with such related Asset and (ii)(A) Buyer shall perform and discharge fully all such obligations of Seller thereunder after the Determination Date, (B) Seller shall exercise or exploit its rights and options under all such affected Assets only as directed by Buyer and at Buyer’s expense, and for the sole and exclusive benefit of Buyer and Buyer shall receive such rights and benefits related thereto, (C) Seller and Buyer shall each use their Commercially Reasonable Efforts to obtain any consents necessary to transfer such Asset and (D) if and when any such consent shall be obtained or such Asset shall otherwise become assignable, Seller shall assign, in a manner consistent with Section 2.1(a), its rights and obligations under such Asset to Buyer and Buyer shall, without the payment of any further consideration therefor, assume such rights and obligations and continue to indemnify Seller as stated above. For the avoidance of doubt, if such consent shall not have been obtained prior to the date on which the Dekatherm Adjustment shall occur, Buyer shall no longer be obligated to perform any of Seller’s obligations under the affected Assets, and Seller shall have the right to exercise or exploit its rights and options under the affected Assets in it sole discretion and for its own exclusive benefit, receiving the rights and benefits related thereto. As of the date of the Dekatherm Adjustment, all such affected Assets described above shall be deemed excluded from the definition of “Assets” and shall not be a part of the purchase and sale of Assets under this Agreement. Any Customers served under this Section 2.1(c) shall be eligible for inclusion in the calculation of the Performance Incentive.

(d)        Purpose and Intent of Structure. It is the intent of the Parties that, upon the execution of this Agreement by both Parties, the economic effects of the transactions contemplated herein shall accrue to the Buyer as of the Determination Date. Should Closing not occur for any reason whatsoever, then Buyer shall not have any obligations or responsibilities with respect to the operations of the Business or the deemed ownership of the Assets from the date this Agreement shall have been terminated.

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2.2        Excluded Assets. Notwithstanding anything herein to the contrary, the Assets shall include only those assets described in Section 2.1(a), and Buyer shall have no rights as a result of this Agreement to any assets of Seller other than the Assets, including any of the following excluded assets (collectively, “Excluded Assets”):

(a)        cash and cash equivalents as of the Closing Date (other than Accounts Receivable to be paid to Buyer pursuant to the terms hereof), whether on hand, in bank accounts, financial institution accounts, margin accounts or in transit, except for Customer Deposits included within the definition of Assets;

(b)	all intercompany receivables between Seller and any of its Affiliates;

(c)        except for the Other Contracts set forth in Schedule 1.1(d), gas supply agreements or arrangements, gas sales agreements or arrangements other than the Retail Contracts, gas transportation agreements or arrangements to the extent that they are not transferable, futures contracts or arrangements, hedge contracts or arrangements (including all financial hedges of Seller, whether or not related to the Assets), and options and swap agreements or arrangements, and all other contracts and agreements not expressly described in Section 2.1;

(d)        insurance policies of or covering Seller or the Assets and rights thereunder in respect of any and all claims under such policies whether such claims are asserted before or after the Closing Date and all rights to any proceeds payable with respect thereto to the extent such proceeds are not payable in respect of (i) Environmental Costs or Liabilities incurred prior to the Closing Date, or (ii) any of the Assets prior to the Closing Date;

(e)        all other assets, properties, rights and claims of Seller or its Affiliates that do not constitute part of the Assets;

(f)         the agreement between Seller and blackEnergy LLC, effective as of May 1, 2006;

(g)	any asset of Seller not directly related to the Business;

(h)        tradenames, trademarks, service marks, logos, websites or domain names owned or used or held for use by Seller or its Affiliates (other than the trademark “GasKey” and the domain name “www.gaskey.com”); and

(i)         files, correspondence, books, records or other documents relating to the foregoing.

Notwithstanding anything to the contrary provided in this Agreement, Seller’s representations and warranties in this Agreement shall not apply to any of the Excluded Assets, and this Section 2.2 shall not apply to any Taxes, as the treatment of such liabilities are set forth in ARTICLE IX hereof.

2.3        Assumed Liabilities. On the Closing Date, subject to Seller’s indemnity obligations set forth in Section 8.1(a) and Section 9.1, Buyer and Seller shall enter into the Assignment and

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Assumption Agreement pursuant to which, among other things, except with respect to the Excluded Liabilities, Buyer shall assume and shall be obligated to pay, perform and discharge in accordance with their respective terms, as and when they become due and payable, or are required to be performed, all liabilities and obligations, direct or indirect, known or unknown, absolute or contingent, of Seller attributable to the periods on or after the Closing Date relating to the Assets or the conduct of business with respect to the Assets, which arose or relate to the periods on or after the Closing Date (collectively, “Assumed Liabilities”). Buyer shall not assume any liability for the Excluded Liabilities and such Excluded Liabilities shall remain the sole responsibility of Seller, nor shall Buyer assume any liabilities for Contracts that are not Transferred Contracts.

2.4       Purchase Price.

In consideration of the transfer to Buyer of the Assets, and in accordance with this Agreement, Buyer shall pay to Seller, subject to Section 10.4, the sum of the following (the “Purchase Price”):

(a)        Base Amount. On the Closing Date, Four Million Dollars ($4,000,000); (“Base Amount”).

(b)        Unbilled Revenue. On the Determination Date, an amount (“Unbilled Revenue Amount”) for the value of the of revenues under the Retail Contracts attributable to natural gas service provided to Customers by Seller prior to the Closing Date that have not been billed as of the Closing Date calculated using the methodology set forth on Schedule 2.4(b). For the avoidance of doubt, a sample calculation prepared for October 31, 2007 utilizing such methodology is included as part of Schedule 2.4(b). Any and all Unbilled Revenue Amounts shall not include any Taxes with respect to such revenues.

(c)        Dekatherm Adjustment. On the Closing Date, the Dekatherm Amount, as determined as of the Closing Date, defined in and calculated using the methodology set forth in Schedule 2.4(c). For the avoidance of doubt, a sample calculation prepared for October 31, 2007 is included as part of Schedule 2.4(c). If the Closing Date occurs on or before December 19, 2007, the Dekatherm Amount as of the Closing Date shall be determined based on the DDDC calculations provided by AGL on November 20, 2007, with a true-up to occur post-closing as set forth in Section 2.6(a)(ii). If the Closing Date occurs on or after December 20, 2007, the Dekatherm Amount as of the Closing Date shall be determined based on the DDDC values provided by AGL on December 20, 2007.

(d)        Performance Incentive. Subject to the proviso below, for a period of three (3) years following the Closing Date, an amount (the “Performance Incentive”) equal to (i) ninety-nine percent (99%) of the aggregate quantity of dekatherms delivered to Customers existing as of the Determination Date and billed to such Customers, times (ii) $0.15. Such amount shall be calculated using the methodology set forth on Schedule 2.4(d) at the end of each three (3) month period following the Determination Date. Payments of Performance Incentive shall be paid to Seller within thirty (30) days of the end of each such three month period. Buyer shall furnish Seller with a statement accompanying each payment confirming the calculation; provided, however, that anything contained in this Section 2.4(d) notwithstanding, in the event of

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the termination of the Consulting Agreement prior to the second (2nd) anniversary of the Closing Date, such Performance Incentive payments shall terminate immediately and a final payment shall be made prorated for the period prior to such termination. Seller shall have the right, upon reasonable notice to Buyer, to have access to the relevant information and records necessary to verify the completeness and correctness of the Buyer’s calculation of the Performance Incentive during the period prior to the termination of the payment of the Performance Incentive pursuant to the terms herein.

(e)  Pipeline Assets. On the Closing Date, an amount equal to $500,000 representing the value of the Pipeline Assets (excluding the Retail Contracts constituting a portion of the Pipeline Assets as described in clause (e) of the definition of “Pipeline Assets”); provided that Buyer has not opted to terminate its obligation to purchase the Pipeline Assets in accordance with the terms of Section 10.4 herein.

(f)   Treatment of Customer Deposits. The Parties acknowledge and agree that Seller will, as of the Determination Date, hold in its account certain deposits of customers, including all prepaid or deferred revenues or other special arrangements, including without limitation with respect to Seller’s arrangement with Cox Enterprises (“Customer Deposits”). All Customer Deposits, including those constituting special arrangements (which shall be clearly marked as such) are set forth on Schedule 2.4(f). Seller shall transfer Customer Deposits to Buyer on the Closing Date, provided, however, that Seller may in its discretion notify Buyer that such Customer Deposits shall be held in which case Buyer shall reduce the Purchase Price by the total amount thereof.

(g)  Accounts Receivable Amount. On the Closing Date, an amount equal to the Accounts Receivable Amount, as adjusted as set forth herein.

(h)  Storage Amount. On the Closing Date, an amount equal to the Storage Amount, as adjusted as set forth herein.

(i)   GasKey Trademark Earnout. For a period of three (3) years following the Closing Date, an amount (the “Trademark Payment”) equal to (i) ninety-nine percent (99%) of the aggregate quantity of dekatherms delivered to New Customers and billed to such New Customers, and in respect of which such New Customers’ full payments therefor have been received by Buyer, times (ii) $.05. Such amount shall be calculated using the methodology set forth on Schedule 2.4(d) at the end of each three (3) month period following the Closing Date. Payments of Trademark Payment shall be paid to Seller within thirty (30) days of the end of each such three (3) month period. Buyer shall furnish Seller with a statement accompanying each payment confirming the calculation. During such three (3) year period, Seller shall have the right, upon reasonable notice to Buyer, to have access to the relevant information and records necessary to verify the completeness and correctness of the Buyer’s calculation of the Trademark Payment. For the purposes of this Section 2.4(i), “New Customers” shall mean Customers which are generated or enrolled pursuant to (i) inquiries received through the GasKey website, (ii) phone calls made to 1-877-GAS1KEY (427-1539) or (iii) efforts made by Robert Cordero and Clifford Thompson, so long as such Persons are Transferred Employees, or any other salespersons Buyer designates to market the GasKey brand as otherwise provided herein.

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(j)   Determination Date Loan Amount. On the Closing Date, Buyer shall deliver to Seller evidence that Seller’s obligations under the Determination Date Loan have been repaid; provided that Seller shall have repaid in full to Buyer all amount due thereunder. On the Closing Date, the principal amount due under the Promissory Note shall be reduced by the aggregate amount of cash or proceeds received by Buyer in the Lockbox Account and the Account (each as defined in the Lockbox Agreement) for the period commencing on the Determination Date through the Closing Date.

(k)  Atlanta Housing Authority. In the event Seller’s Retail Contract with the Atlanta Housing Authority (“AHA”) is, in July 2008 (i) not renewed by AHA, other than as a result of (A) Buyer’s gross negligence or (B) repeated material violations by Buyer of the PSC’s billing rules (except to the extent such violations do not have a Material Adverse Effect), or (ii) AHA puts its natural gas service up for bid and Buyer is not the successful bidder, the amounts payable under the Performance Incentive shall be reduced by an aggregate amount equal to (i) the actual historical demand volume for natural gas (measured in dekatherms) under Seller’s Retail Contract with AHA for the twelve (12) months then ended, times (ii) one dollar ($1.00) (the “AHA Reserve Amount”). If Buyer enters into a new Retail Contract with the AHA during the three (3) year period applicable to the Performance Incentive (provided that such Performance Incentive remains to be in effect), then a portion of the AHA Reserve Amount will be credited back to the Seller. The amount of the credit will be determined in the following manner: by multiplying the AHA Reserve Amount by the following ratio: (a) 27, minus the number of months AHA was serviced by a natural gas provider other than the Buyer after the expiration of the Seller’s current Contract with AHA (July, 2008), divided by (b) 27.

2.5       Adjustments to Estimated Payment. On or before four (4) Business Days prior to the Closing, Seller (with the cooperation of Buyer and Buyer will have the ability to review the preparation of the Closing Statement during Seller’s completion thereof) will prepare and deliver to Buyer a written statement prepared in accordance with Schedule 2.4 and the other provisions of this Agreement setting forth (i) the Base Amount, (ii) the Storage Amount, (iii) the estimated Unbilled Revenue Amount, (iv) the Accounts Receivable Amount, (v) all prepaid amounts, including FINSS and BPPSS and AGL prepaid charges through Closing that have not been billed to Customers, and (vi) the estimated Dekatherm Amount (collectively, “Estimated Price”), in reasonable detail based on information available to Seller on the Closing Date, and wire transfer instructions (the “Closing Statement”). Within two (2) Business Days of receipt of the Closing Statement setting forth the Estimated Price, Buyer will deliver to Seller a written report containing any changes that Buyer in good faith believes are necessary to make the Closing Statement consistent with Schedule 2.4 based on the data available as of the Closing Date with the explanation therefor. Such Closing Statement, as agreed upon in writing by the Parties, will be used to determine the Estimated Price. At the Closing, Buyer shall pay to Seller an amount equal to the Estimated Price minus (A) the amounts set forth in Section 2.4(j) to repay the Determination Date Loan and (B) the aggregate amount of all replacement Guarantees posted or otherwise provided by Buyer on behalf of Seller on or around the Determination Date, as listed on Schedule 7.10 (collectively, the “Closing Payment”), payable by wire transfer in immediately available funds to the account or accounts designed by Seller. Neither Tax Assets nor Tax Liabilities shall be included as adjustments on Schedule 2.4 and on the Closing Statement.

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2.6         Post-Closing Settlement Adjustments.

(a)        Adjustment Items. Post-Closing adjustments will be made to the Estimated Price within the time frames indicated related to the following items:

(i)         The Unbilled Revenue Amount paid as part of the Estimated Price will be trued-up to reflect the actual Unbilled Revenue Amount as of the Determination Date using the methodology set forth on Schedule 2.4(b) within ninety (90) days after the Determination Date, or until such date as actual meter reads are available which allow an accurate determination of such amounts, but in no event (A) prior to the Closing Date or (B) later than ninety (90) days after the Determination Date.

(ii)         If the Closing Date occurs on or before December 19, 2007, the Dekatherm Amount paid as part of the Estimated Price will be trued-up to reflect the actual Dekatherm Amount as of the Closing Date using the methodology set forth in Schedule 2.4(c) and based on the DDDC calculations provided by AGL on or about December 20, 2007 (effective January 1, 2008). The true-up calculations will be performed as soon as possible after the date of the applicable DDDC report, but no later than five (5) Business Days from the date of such DDDC report. No post-Closing true-up of the Dekatherm Amount will occur if the Closing Date is on or after December 20, 2007 and on or before December 31, 2007.

(b)        Post-Closing Adjustment Statement. As promptly as practicable after the Closing Date, and in any event not later than fifty (50) days after the Closing Date, Seller shall deliver to Buyer a statement (“Post-Closing Adjustment Statement”) reflecting (i) (A) the actual Unbilled Revenue Amount, and (B) the actual Dekatherm Amount, showing in reasonable detail its calculation of each such item, and (ii) the aggregate difference (“Post-Closing Adjustment Item Difference”), whether positive or negative, between the estimated amounts included in the Estimated Price and the actual amounts included in the Post-Closing Adjustment Item Difference (i.e. estimated amount – actual amount = the difference). In the event that (A) such difference is positive, then Seller shall pay such amount to Buyer and (B) such difference is negative, then Buyer shall pay such amount to Seller. Subject to Section 2.7 below, any such payment shall be made by the owing Party within six (6) days of the receipt of the Post-Closing Adjustment Statement

(c)        Access. Buyer and Seller each agree to give the other Party and its authorized representatives reasonable access during regular business hours and upon reasonable advance notice to such employees and books and records of such Party as are reasonably necessary to allow the other Party and its authorized representatives to review the Post-Closing Adjustment Statement with respect to the items to be adjusted.

(d)        Taxes.  Neither Tax Assets nor Tax Liabilities shall be included as adjustments in the Post-Closing Adjustment Statement.

(e)        Determination Date Loan. If the Closing Date shall not have occurred prior to December 31, 2007 (or such later date as agreed to by the Parties in writing), Buyer may present the Promissory Note to Seller for immediate payment to Buyer in an amount equal to the

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face amount of the Promissory Note, as adjusted (i) based upon amounts received by Buyer pursuant to the Lockbox Account and the Account (as each such term is defined in the Lockbox Agreement), and (ii) in respect of all amounts drawn down pursuant to letters of credit posted, or other guaranteed amounts owing by Buyer in replacement of the Guarantees for the benefit of AGL or otherwise, in each case on or around the Determination Date; provided, that if Seller provides replacement Guarantees in the stead of the replacement Guarantees provided by Buyer, and Buyer receives a release of such replacement Guarantees, then the Promissory Note shall be reduced in an amount equal to the amounts received by Buyer upon such a release

(f)         Adjustments for Performance Incentive and GasKey Trademark Earnout. Upon the occurrence of an Acceleration Event, during the three (3) year period following the Closing Date, Seller shall have the option to accelerate the payment of the Performance Incentive and Trademark Payment and shall accept in full payment of the Buyer’s obligations under Sections 2.4(d) and (i) hereof, an amount equal to ninety-nine percent (99%) of the sum of the following (which such amount will be discounted for the time value of money on a monthly basis at a 8% annual discount rate):

(i) an amount equal to (i) the most recent Actual Target Dekatherm Amount available, times, (ii) $0.15 for the remaining number of months of the performance incentive period adjusted as shown using the methodology shown on Schedule 2.6(f) based on the Adjusted Monthly Change Rate; plus

(ii) an amount equal to (i) the aggregate quantity of dekatherms delivered to New Customers for the twelve (12) month period preceding the Acceleration Event, times, (ii) $0.05, for the remaining number of months of the performance incentive period adjusted as shown using the methodology shown on Schedule 2.6(f) based on the Adjusted Monthly Change Rate.

“Acceleration Event” shall mean any of the following, Buyer (i) ceases operating as a Georgia natural gas marketer, (ii) sells all or substantially all of the Assets or (iii) terminates or materially curtails the use of the GasKey trademark to commercial Customers.  A material curtailment, as such term is used herein, shall mean solely: the failure of Buyer (a) to monitor, maintain and update, as appropriate, the GasKey website and the phone number 1-877-GAS1KEY (427-1539), or (b)  to commit a minimum of two salespersons to actively market commercial customers using the GasKey name; provided, however, that Robert Cordero and Clifford Thompson shall, upon becoming Transferred Employees, initially constitute such salespersons.   For the purposes of clauses (a) and (b) hereof, if there has been a material adverse change that materially impairs the value of the GasKey trademark, which is not susceptible to cure by the reasonable efforts of Buyer and/or Seller, an Acceleration Event shall not have occurred.  Notwithstanding anything to the contrary herein, Buyer shall have the right to co-market, co-brand or re-brand the MXenergy and GasKey brands in its discretion.

(g)        Pipeline Adjustment. Seller is currently negotiating with one of the Pipeline Asset Customers to recover charges that Seller claims are due to Seller pursuant to a previous agreement with such Customer. Should Seller successfully negotiate with such Customer to charge the Customer $0.60 per dekatherm after the Closing Date, such incremental charges to be paid for natural gas supplied after the Determination Date shall be retained by

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Buyer; provided, that Buyer shall pay Seller a one time fee of $50,000 within ten (10) Business Days of written notice from Seller to Buyer that such negotiations have been successful. Seller shall be entitled to receive any incremental charges paid by such Customer for natural gas supplied prior to the Determination Date. Notwithstanding anything to the contrary herein, this Section 2.6(g) shall only apply to the extent that Buyer exercises its option to purchase the Pipeline Assets.

(h)        AGL True-up. All amounts received by Buyer as a result of payments made by AGL for billing, imbalance, fuel loss, or any other adjustments with respect to deliveries made by Seller on or before the Determination Date shall be paid promptly to Seller after Buyer’s receipt thereof. Any and all penalties imposed upon Seller by AGL or any other supplier in respect of the failure of Seller to post requisite Guarantees with AGL or such other supplier, and any other penalties imposed by AGL or such other supplier during the period commencing on the Determination date and ending on the date of execution by the Parties of this Agreement, shall be borne solely by the Seller. If any such penalties are imposed on the Buyer for such period, Seller shall promptly reimburse Buyer in respect of such amounts. Buyer shall have a right of setoff with respect to all such amounts pursuant to Section 11.1.

2.7        Disputes. In the event Buyer objects to the Post-Closing Adjustment Statement or the Post-Closing Adjustment Item Difference, Buyer, on or before the tenth (10th ) day following the delivery of the Post-Closing Adjustment Statement, shall specify in reasonable detail any such objections in a notice sent to Seller (a “Dispute Notice”). If (a) Buyer fails to deliver a Dispute Notice within the time period specified above for delivery of a Dispute Notice (the “Notice Period”); (b) prior to the expiration of the Notice Period, Buyer indicates in writing that it relinquishes its rights to object to the Post-Closing Adjustment Statement; or (c) Buyer and Seller agree on the resolution of all such objections or changes at any time subsequent to the expiration of the Notice Period, then in each case the Post-Closing Adjustment Statement and the Post-Closing Adjustment Item Difference, with any such changes as are agreed upon, shall be final and binding on the Parties. If Seller and Buyer are unable to resolve the matters addressed in any Dispute Notice, each of Buyer and Seller shall, within fourteen (14) Business Days after the delivery of such Dispute Notice, summarize its position with regard to such dispute in a written document of twenty-five (25) pages or less and submit such summaries to the office of such accounting firm as the Parties may mutually select (the “Accounting Arbitrator”), together with the Dispute Notice, the Post-Closing Adjustment Statement and any other documentation such Party may desire to submit. Within twenty (20) Business Days after receiving the Parties’ respective submissions, the Accounting Arbitrator shall render a decision choosing either Seller’s position or Buyer’s position with respect to each matter addressed in any Dispute Notice, based on the materials described above. Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive and binding on Seller and Buyer and will be enforceable against any of the Parties in any court of competent jurisdiction. Any payments required to be made pursuant to this Section 2.7 shall be made by the owing party within five (5) days of the final determination of such amounts. With respect to any dispute under this Section 2.7, the cost of the Accounting Arbitrator will be borne by the Party which the Accounting Arbitrator rules against. In the event that in any such dispute the Accounting Arbitrator rules in favor of Buyer on certain issues and the Seller on other issues the cost of the Accounting Arbitrator will be borne equally by the Parties.

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2.8        AGL/Pipeline Imbalances. Seller and Buyer agree that any pipeline or AGL imbalances that (i) arise or are incurred prior to the Determination Date (regardless of whether the settlement period with respect to such imbalance shall arise after the Closing Date) with respect to the Business shall be the sole responsibility or the sole benefit of Seller, and Buyer shall have no claim to or responsibility for any such imbalances, and (b) are incurred or created on or after the Determination Date with respect to the business shall be the sole responsibility or the sole benefit of Buyer, and Seller shall have no claim to or responsibility for any such imbalances. Buyer shall cooperate with and provide assistance to Seller in the event that Seller is required to settle any such imbalances in-kind provided that Seller shall remain responsible for such imbalances and any costs associated therewith. For purposes of conducting a true-up calculation, attached hereto as Schedule 2.8 is a listing of all imbalances incurred by and for the account of Seller prior to the Determination Date, together with the related settlement periods.

2.9         Purchase Price Allocation. Seller and Buyer agree to allocate the Purchase Price, as well as any subsequent adjustments to such price, as provided on Schedule 2.9 (the “Asset Allocation”). The Parties hereby agree that (a) the Asset Allocation shall be completed in the manner required by Code Section 1060, (b) they shall comply with all filing, notice and reporting requirements described in Code Section 1060 and the Treasury regulations promulgated thereunder, and (c) they will report the federal, state, foreign and other tax consequences of the transactions contemplated by this Agreement in a manner consistent with such Asset Allocation. Buyer shall prepare and deliver Form 8594 to Seller within thirty (30) days after the allocation has been determined (pursuant to this Section 2.9) to be timely filed under Applicable Law. In any Tax Proceeding related to the determination of any Tax, neither the Buyer nor the Seller shall contend or represent that such allocation determined under this Section 2.9 is not a correct allocation. Buyer and Seller shall notify and provide the other party with reasonable assistance in the event of an examination, audit or other proceeding regarding the agreed-upon allocation of the Purchase Price. Schedule 2.9 shall also contain a preliminary closing statement setting forth, as of the Determination Date, the amounts of all payments, extensions of credit or other consideration being paid to, or being posted on account of, Seller as of the Determination Date in accordance with the terms of this Agreement.

2.10       Payments and Charges. Each Party agrees that if any Party (“Receiving Party”) receives any payment that under the terms and provisions of this Agreement should have been paid to the other Party, the Receiving Party shall remit such payment to the other Party as soon as reasonably practicable after its receipt. Each Party agrees that if any Party (“Paying Party”) inadvertently pays any expense or charge that should have been paid by the other Party pursuant to the terms of this Agreement, the Paying Party can invoice the other party for such amount, such invoice to provide sufficient supporting documentation to permit the other Party to verify the appropriateness of the charge and that such charge should be paid by such other Party, and the other Party shall remit to the Paying Party such amount as soon as reasonably practicable after its receipt of such invoice.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the disclosures made by Seller in its Disclosure Schedule, Seller represents and warrants to Buyer as follows:

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3.1        Organization and Good Standing. Seller (i) is a corporation that is duly formed, validly existing and in good standing under the laws of the jurisdiction under which it was formed; (ii) is duly qualified as a corporation in each jurisdiction where such qualification is necessary because of its conduct of business; and (iii) has all requisite power and authority and the legal right to own and operate its properties and to conduct its business, including the Business, as currently conducted.

3.2        Authorization. The execution, delivery and performance by Seller of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary company action on its part. The execution, delivery and performance of this Agreement by Seller and the consummation by it of the transactions contemplated hereby do not and will not (a) violate or breach its organizational documents, (b) violate or breach any Applicable Law binding upon it except as would not reasonably be expected to have a Material Adverse Effect or (c) result in any breach of, or constitute a default under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any of the Assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, certification, permit, franchise or other instrument, including the Retail Contracts to which Seller is a party or by which any such Asset is bound or affected, except as would not reasonably be expected to have a Material Adverse Effect.

3.3        Enforceability. This Agreement is the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally, and (b) equitable principles which may limit the availability of certain equitable remedies in certain instances.

3.4        Consents. Except as provided for in Schedule 3.4, to the Knowledge of Seller, no authorization, approval or consent of any (a) Governmental Entity (other than with respect to the FTC or DOJ as provided for in Section 7.3) is required to be obtained by Seller in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby, or the validity and effectiveness immediately following the Closing of any Permit of Seller or any Retail Contract or Other Contract, or (b) Person other than a Governmental Entity is required to be obtained by Seller in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby, or the validity and effectiveness immediately following the Closing of any Permit of Seller or any Retail Contract or Other Contract, except where the failure by Seller to obtain such consents, approvals or authorizations would not reasonably be expected to have a Material Adverse Effect. There are no preferential purchase rights or other transfer restrictions applicable to the Assets.

3.5        Foreign Person. Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

3.6        Contracts of Seller.

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(a)        Schedule 1.1(d) and Schedule 1.1(g) each contain lists of the following agreements and contracts to which Seller is a party or by which Seller or any of the Assets is otherwise bound (the “Transferred Contracts”):

(i)	Each Retail Contract (Schedule 1.1(g)); and
(ii)	Other Contracts (Schedule 1.1(d)).

(b)        Except as provided for in Schedule 3.6, (i) neither Seller nor, to the Knowledge of Seller, any other party to any Transferred Contract is in breach or violation thereof, or default thereunder and (ii) Seller has not received any written notice regarding any actual or alleged violation or breach of or default under, any such contract, in each case except where such breaches or violations would not reasonably be expected to have a Material Adverse Effect. Seller has provided Buyer with access to true and complete copies of all of the Transferred Contracts, including Seller’s Contracts with Coca-Cola and all Contracts relating to or granted (in full or in part) to Seller based on Seller’s WMBE (as hereinafter defined) status.

(c)        All Contracts between Seller and its sales representatives in connection with or related to the Business and/or the Assets contain non-compete clauses for periods of no less than three (3) years, and Buyer shall have access to all such Contracts during the period referred to in Section 7.1 and after the Closing Date.

(d)        All Retail Contracts are, except to the extent disclosed in Schedule 1.1(g), in writing and were entered into with the knowledge and consent of the Customers and are enforceable in accordance with the terms thereof. All Retail Contracts have been properly billed to Customers for the entire term of each such Retail Contract, in accordance with their terms and conditions and consistent with Applicable Law, including the regulations of the PSC, except to the extent that the failure to so properly bill would not have a Material Adverse Effect.

(e)        Seller has or will have, as of the Closing Date, delivered to Buyer all documentation, including written and electronic evidence, including recordings of any of third party verifications, of all Contracts listed on Schedules 1.1(d) and 1.1(g) and Seller represents that, except to the extent contained in such documentation, Seller has entered into no other contractual obligations with Customers or other parties to such Retail Contracts or Other Contracts.

(f)         To the extent Seller has entered into Retail Contracts following an introduction by an independent sales agent or broker, Seller has delivered to Buyer copies of all documentation with such agent or broker and such documentation includes an obligation on the part of such agent or broker to maintain the confidentiality of Customers who have entered into such Retail Contracts.

(g)        The total number of Customers on the Closing Date is at least 8,500, the total number of Customer Meters is at least 10,250 and the total volume of dekatherms sold by Seller to its Retail Contract Customers for the twelve (12) month period ended October 31, 2007 is at least 5,500,000 (or such other dekatherm amount as adjusted pursuant to Schedule 2.4(c).

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(h)        The bad debt experience of the Customers on an annualized basis was, calculated as of the Determination Date, no greater than .3% of total annual Accounts Receivable, billed and unbilled.

(i)         The total forward delivery volume of Customers with fixed price Retail Contracts, calculated as of the Determination Date and irrespective of the terms of such contracts, is no greater than 28% of the Target Dekatherm Amount.

(j)         The total annual in-contract attrition of Retail Contracts, calculated retroactively as of the Determination Date, does not exceed 20%.

(k)        Seller has, prior to the Closing Date, provided notice of termination to its counterparty in its agreement with blackEnergy LLC, effective as of May 1, 2006.

3.7        Title. Seller has or will have, as of the Determination Date and as of the Closing Date, good and defensible title to the Assets (including without limitation the Pipeline Assets) and the GasKey trademark, subject to no Encumbrances except for Permitted Encumbrances.

3.8         Compliance with Laws.

(a)        Seller is not in violation of any Applicable Law related to the Assets or its conduct of business, nor is it in default with respect to any order, writ, judgment, award, injunction or other decree of any Governmental Entity applicable to it or with respect to the Assets, except such violations or defaults that would not reasonably be expected to have a Material Adverse Effect.

(b)        Seller (i) is not in violation of any Applicable Law and (ii) did not fraudulently induce any Person to enter into any Contract, in each case, in connection with Seller’s entering into any of the Retail Contracts except where such violations or fraudulent inducement would not reasonably be expected to have Material Adverse Effect.

3.9        Permits. Seller has all Permits that are required for the ownership or operation of the Assets or the conduct of the Business, except where the failure to have such Permits would not reasonably be expected to have a Material Adverse Effect. No notice has been received by Seller with respect to any failure by Seller to have any such Permit or to not be in compliance therewith.

3.10        Tax Matters. Unless otherwise provided on Schedule 3.10:

(a)        All Tax Returns required to be filed by or with respect to the Seller (or any consolidated, combined, unitary or similar group of which the Seller is or was a member) have been timely filed, or if granted an extension for such filing, have been filed by the termination of the extension date,,and all such Tax Returns were correct and complete in all material respects. All Taxes shown as due on such returns and all other material Taxes, whether or not shown as due on such returns, that are due and payable have been paid;

(b)        All Taxes that the Seller is or was required to withhold or collect in connection with any amounts paid or owing to any employee, independent contractor,

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stockholder, nonresident, creditor or other Third Party (including amounts paid or owing by or to the Seller) have been duly withheld or collected and, to the extent required, have been paid as required by law and the Seller has complied with all information reporting and record keeping requirements related to withholding and back-up withholding on payments to Third Parties. The Seller has paid all employer contributions and premiums, in compliance with all Applicable Laws;

(c)        None of the Assumed Liabilities of the Seller (i) is an obligation to make any payments of (A) any amount that will be “excess parachute payments” under Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) and (B) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax law) or (ii) is an obligation to compensate any individual for excise Taxes paid pursuant to Section 4999 of the Code;

(d)        To the Knowledge of the Seller, no written claim has been made by any Governmental Entity in any jurisdiction where the Seller does not currently file Tax Returns that it is or may be subject to Tax by such jurisdiction, nor has any such assertion been threatened;

(e)        There are no liens for Taxes upon the Assets except for Taxes not yet due and payable;

(f)         None of the Assets of the Seller is “tax-exempt use property” within the meaning of Section 168 of the Code; and

(g)        There are no proposed reassessments of any of the Assets or other proposals or communications (whether formal or informal) of which the Seller has Knowledge that could increase the amount of Taxes payable by Buyer.

For purposes of this Section 3.10 (Taxes) and Article IX (Tax Matters), any reference to the Seller or any of its subsidiaries shall include (i) any corporation which merged or was liquidated with and into each Seller or any of its subsidiaries and (ii) any predecessor to the Seller or any of its subsidiaries.

3.11      Litigation. Except as set forth on Schedule 3.11, there are no Proceedings pending or, to the Knowledge of Seller, threatened against Seller or its Affiliates with respect to the Assets or the Business which would reasonably be expected to have a Material Adverse Effect, or which may affect the validity of any action taken or to be taken by Seller pursuant to or in connection with this Agreement.

3.12      Brokerage Arrangements. Neither the Seller nor any Person acting on their behalf has entered (directly or indirectly) into any agreement with any Person, firm or corporation that would obligate, or would purport to obligate, Buyer to pay any commission, brokerage or “finder’s fee” in connection with the sale of the Assets, as contemplated herein.

3.13       Financial Statements; Disclosures.

(a)       The Seller has delivered to the Buyer copies of the following financial statements: the audited balance sheet of the Seller’s last completed fiscal year as well as unaudited interim financial statements through September 30, 2007 and the related statements of earnings, members’ equity and cash flows of the Seller for the

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same periods. Each of the financial statements is complete and accurate in all material respects, has been prepared in accordance with GAAP consistently applied without modification of the accounting principles used in the preparation therefor throughout the periods presented and presents fairly the financial positions, results of operations and cash flow of Seller as of the dates and for the periods indicated.

(b)       Seller has delivered to the Buyer accurate and complete copies of all aging reports related to Accounts Receivable, all records of bad debt experience, and all other records pertaining to billing and collections of Accounts Receivable.

(c)       Seller has delivered to the Buyer accurate and complete copies of all records pertaining to customer attrition.

(d)       Seller has delivered to the Buyer accurate and complete copies of certain historical actual gross margins and sales volumes, identifying separately the Seller’s interruptible service Customers and the other Customers of Seller.

3.14      Customers. Except for Customers that are directly served from any interstate or intrastate pipeline, including the Pipeline Assets, all of the natural gas service addresses of the Customers in the State of Georgia are located in the local distribution company service area of AGL.

3.15      Seller’s Privacy Policies. Seller has provided Buyer with access in the Data Room to Seller’s customer privacy policies in effect on the date hereof, if any (“Seller’s Privacy Policies”). Seller has made no written representations, warranties, promises or other provisions to Customers regarding the use or disclosure of customer data or information that do not conform to Seller’s Privacy Policies. To the Knowledge of Seller, Seller has complied with Seller’s Privacy Policies, if any, in all material respects in Seller’s conduct of the Business.

3.16      Payment and Collections Guidelines. Seller has provided Buyer with access in the Data Room to Seller’s customer payment and collections policies in effect on the date hereof (“Seller’s Payment and Collections Guidelines”). To the Knowledge of Seller, Seller has complied with Seller’s Payment and Collections Guidelines in all material respects in Seller’s conduct of the Business.

3.17      Employee Benefit Matters

(a)        No action, inaction or event has occurred with respect to any Benefit Plan or any employee benefit plan of Seller or of any entity that, together with Seller, would be considered a single employer within the meaning of Section 4001 of ERISA that has resulted, or that may result in the future, in a lien imposed upon any of the Assets.

(b)        Buyer shall not assume or have responsibility for any Benefit Plans or liability with respect thereto.

3.18      Accounts Receivable. The amounts set forth in Schedule 1.1(a) are derived from the amounts set forth in the Seller’s general ledger for such captioned items after deducting the estimated unbilled revenue amounts for the current month as of the date of such Schedule.

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3.19      Labor Matters. None of the Employees are subject to collective bargaining agreements or other labor union contracts. There is no labor organizing activity or labor representation proceeding pending, or to the Knowledge of Seller, threatened respecting any Employees. Seller and its Affiliates are in material compliance with all Applicable Laws in respect of employment and employment practices and the terms and conditions of employment respecting the Employees.

3.20      Intellectual Property. Seller has full right, title and interest to the use of (i) the trade name “GasKey” and all other trademarks listed on Schedule 1.1(j) and all derivations thereof, and (ii) the domain name “www.gaskey.com”.

3.21      Environmental Matters. Except as set forth on Schedule 3.21 hereto, and except to the extent Buyer shall exercise its option not to purchase the Pipeline Assets as set forth in Section 10.4:

(a)        the operations of Seller and each of its Affiliates with respect to the Business including without limitation the Pipeline Assets, are and have been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining in good standing and complying with all Environmental Permits necessary to operate the Business and no action or proceeding is pending or, to the Knowledge of Seller, threatened to revoke, modify or terminate any such Environmental Permit, and, to the Knowledge of the Seller, no facts, circumstances or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require currently unbudgeted capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits;

(b)        with respect to the Business, neither Seller nor any of its Affiliates is the subject of any outstanding written order or Contract with any Governmental Entity or Person respecting (i) Environmental Laws, (ii) Remedial Action or (iii) any Release or threatened Release of a Hazardous Material;

(c)        no claim has been made or is pending or, to the Knowledge of Seller, threatened against the Seller nor any of its Affiliates alleging, with respect to the Business, that either or both Seller, or any of its Affiliates, may be in violation of any Environmental Law or any Environmental Permit or may have any liability under any Environmental Law;

(d)        no facts, circumstances or conditions exist with respect to the Business or any property, including without limitation the Pipeline Assets, currently or formerly owned, operated or leased by the Seller or any of its Affiliates or any property to which Seller or any of its Affiliates arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in the Business incurring unbudgeted Environmental Costs or Liabilities;

(e)        to the Knowledge of Seller, there are no investigations of the Business or the Pipeline Assets, or currently or to the Knowledge of Seller of previously owned, operated or leased property of Seller or any of its Affiliates, either pending or, to the Knowledge of Seller, threatened which could lead to the imposition of any Environmental Costs and Liabilities under Environmental Law;

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(f)         The transactions contemplated hereunder do not require the consent of or filings with any Governmental Entity with jurisdiction over Seller and environmental matters;

(g)        there is not located at any of the Pipeline Asset locations any (i) underground storage tanks, (ii) landfill, (iii) surface impoundment, (iv) asbestos-containing material or (v)  equipment containing polychlorinated biphenyls; and,

(h)        Seller has provided to Buyer all environmentally related audits, studies, reports, analyses, and results of investigations that have been performed with respect to any currently or previously owned, leased or operated properties of Seller or any of its Affiliates.

3.22      Insurance. Seller and its Affiliates have insurance policies in full force and effect for such amounts as are sufficient for all requirements of Applicable Law and all agreements to which Seller or any of its Affiliates is a party or by which it is bound, including without the limitation in respect of the Pipeline Assets. Set forth in Schedule 3.22 is a list of all insurance policies and all fidelity bonds held by or applicable to Seller or any of its Affiliates setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type and amount of coverage and annual premium. Except as set forth on Schedule 3.22, no event relating to Seller or any of its Affiliates has occurred which could reasonably be expected to result in a retroactive upward adjustment in premiums under any such insurance policies or which could reasonably be expected to result in a prospective upward adjustment in such premiums. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no insurance policy has been cancelled within the last two (2) years and, to the Knowledge of Seller, no threat has been made to cancel any insurance policy of Seller or any of its Affiliates during such period. Except as noted on Schedule 3.22, all such insurance will remain in full force and effect. No event has occurred, including, without limitation, the failure by Seller or any of its Affiliates to give any notice or information or Seller or any of its Affiliates giving any inaccurate or erroneous notice or information, which limits or impairs the rights of Seller or any of its Affiliates under any such insurance policies. Seller agrees that all such policies described in this Section 3.22 shall continue to be in place at least through the Closing Date. All “All Risk” and business interruption insurance shall name Buyer as loss payee, and all general liability and other liability policies shall name Buyer as additional insured, in each case for the period from the Determination Date through the Closing Date.

3.23      Pipeline Assets. Except as set forth on Schedule 2.8, as of the Closing Date, Seller has “zeroed-out” all existing imbalances with respect to the Pipeline Assets, and no such imbalances are outstanding as of the Closing Date Seller has delivered to Buyer prior to the Closing Date the following information with respect to the Pipeline Assets, all such delivered items as set forth in list format on Schedule 3.23:

(a)        summary of information available including a description of information that is available regarding easements, rights of way, permits, licenses and any other Governmental Approvals, Permits, consents or licenses required for the operation of the Pipeline Assets; and

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(b)        summary of all engineering reports, maintenance schedules, operational reporting, emergency procedures, and occupational, safety, and health compliance an procedures; and

(c)        operating history of the Pipeline Assets for the past two (2) years; and

(d)        all applications, filings and reports filed and significant correspondence or administrative proceedings with any Governmental Entity with jurisdiction over the Pipeline Assets and any notice of noncompliance issued by such Governmental Entity; and

(e)        copies of all Environmental Permits and environmental reports (whether internal or conducted by third parties), existing Phase I’s and Phase II’s, notices of non-compliance, or other material notices regarding spills or other Environmental Cost and Liabilities, and details regarding any material clean-up or other Remedial Action taken with respect to any environmental spill or other incident or in response to the request of any Governmental Entity; and

(f)	Schedule 3.23 hereto shall set forth the following information:

(i)              all pending or threatened litigation, arbitration, administrative proceedings or governmental investigations or inquiries affecting the Pipeline Assets, setting forth (i) a summary of the claim, (ii) the status of the proceedings, (iii) the nature of relief sought (including the total amount of monetary damages claimed), (iv) insurance coverage and (v) the name, address and telephone number of counsel.

(ii)             all consent decrees, judgments or settlement agreements with respect to the Pipeline Assets (i) to which the Seller or any of its officers, directors or key employees is subject or is a party and (ii) which remain in effect or have not been fully discharged or otherwise satisfied.

(iii)            a description of any and all damage, destruction or loss to the Pipeline Assets, whether or not covered by insurance and whether or not material, within the last five (5) years.

3.24      No Payments Outstanding. All payments required to be made by Seller to AGL and all other suppliers with respect to the Assets, including without limitation the Pipeline Assets, for the period prior to the Determination Date, have been paid in accordance with their respective terms and no amounts remain outstanding in respect of any such obligations of the Seller, except to the extent that the failure to make such payments would not have a Material Adverse Effect. If any such amounts shall be outstanding as of the Determination Date and Buyer is required to pay such amounts on behalf of Seller, Buyer shall have a right of set-off against such amounts in accordance with the terms of Section 11.1.

3.25      Full Disclosure. This Agreement and the Determination Date Loan Documents and their respective schedules and exhibits delivered by or on behalf of Seller hereunder and thereunder are true, correct and complete in all material respects. No representation or warranty of Seller contained in this Agreement, or any of the Determination

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Date Loan Documents and no written statement made by or on behalf of Seller to Buyer or any of its Affiliates pursuant to this Agreement, or any of the Determination Date Loan Documents contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. There is no fact which Seller has not disclosed to Buyer in writing which could reasonably be expected to have a Material Adverse Effect.

3.26      Material Contracts.

(a)        Schedule 3.26 sets forth all of the following Contracts related to the Business and/or the Assets to which Seller or any of its Affiliates is a party or by which it is bound (collectively, the “Material Contracts”):

(i)    Contracts with any Affiliate or current or former officer, director, stockholder or Affiliate of Seller;

(ii)    Contracts with any labor union or association representing any employees of Seller or any of its Affiliates;

(iii)    Contracts pursuant to which any party is required to purchase or sell a stated portion of its requirements or output from or to another party;

(iv)    Contracts for the sale of any of the assets of the Seller or any of its Affiliates other than in the ordinary course of business or for the grant to any Person of any preferential rights to purchase any of its assets or of the Assets;

(v)    Contracts for joint ventures, strategic alliances or partnerships;

(vi)    Contracts containing covenants of Seller or any of its Affiliates not to compete in any line of business or with any Person in any geographical area or covenants of any other person not to compete with the Seller or any of its Affiliates in any line of business or in any geographical area;

(vii)    Contracts relating to the acquisition by Seller or any of its Affiliates of any operating business or the capital stock of any other Person;

(viii)    Contracts relating to incurrence, assumption or guarantee of any indebtedness or imposing a lien on any of its assets or on the Assets;

(ix)    Contracts under which the Seller or any of its Affiliates has made advances or loans to any other Person;

(x)    Contracts providing for severance, retention, change in control or similar payments;

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(xi)        Contracts for the employment of all individuals on a full-time, part-time or consulting or other basis;

(xii)    Contracts for the provision of goods or services for the twenty (20) largest firm retail Customers and interruptible Customers (by dollar);

(xiii)    outstanding agreements of guaranty, surety or indemnification, direct or indirect, by Seller or any of its Affiliates;

(xiv)     Contracts (or a group of related contracts) which involve the expenditure of more than $10,000 annually or $25,000 in the aggregate or require performance by any party more than one year from the date hereof; or

(xv)    other than the Other Contracts, Contracts that are otherwise material to the Business and/or the Assets.

(b)        Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of Seller and/or its Affiliates, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Neither Seller nor any Affiliate is in default under any Material Contract, nor, to the Knowledge of Seller, is any other party to any Material Contract in default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder. No party to any of the Material Contracts has exercised any termination rights with respect thereto. Seller and its Affiliates have, and will transfer to Buyer at the Closing, good and valid title to the Material Contracts, free and clear of all liens other than Permitted Encumbrances. Seller has delivered or otherwise made available to Buyer true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto.

3.27      Hedge Balance. Schedule 3.27(a) hereto sets forth all fixed-rate price purchase Contracts of Customers, and Schedule 3.27(b) sets forth all related fixed-rate price purchase commitments with respect to such fixed price Contracts. Seller’s book of all such fixed-rate price purchase Contracts is appropriately balanced against Seller’s position with respect to its related fixed-rate price purchase commitments. All such fixed-rate price positions are fully hedged, and will continue to be fully hedged through the Closing Date.

3.28      WMBE Status. The Seller is not party to any Contract which, (i) but for Seller’s status as a women and minority business entity (“WMBE”), would not have been granted to Seller (whether or not such WMBE status was the sole reason for the granting of such Contract, or was one of primary factors in the granting of such Contract to Seller), or (ii) may be terminated due to the loss by Seller of its status as a WMBE. No provisions of any Contract of Seller or of any Applicable Law restrict Seller’s ability to assign any such Contract to a Person not having WMBE status, including the Buyer. For the purposes of this Section 3.28,

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3.29      HSR Act. The HSR Act is not applicable to the transactions contemplated hereunder and there are no requirements that necessitate any filing or waiting requirements by the Buyer or Seller thereunder.

3.30      Lockbox Account. Except as set forth on Schedule 3.30, Seller represents and warrants that all Customers are instructed to send payments in respect of their Retail Contracts to the Lockbox Account or the Account (as each such term is defined in the Lockbox Agreement).  Seller will notify the Customers listed on Schedule 3.30 to immediately remit payments to Seller to the Lockbox Account or the Account.  If any Customer fails to follow Seller’s instructions and fails to remit payments to the Lockbox Account or the Account, or Seller otherwise receives payments from such a Customer, Seller will promptly forward any and all payments received from such Customers on or after Determination Date to Buyer.  Buyer agrees to promptly forward to Seller any payments received in the Lockbox Account from Third Parties other than Customers.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

4.1        Organization and Good Standing. Buyer (a) is a corporation which is duly formed, validly existing and in good standing under the laws of the jurisdiction under which it was formed; (b) is duly qualified as a foreign corporation in each jurisdiction where such qualification will be necessary because of the conduct of its business; and (c) has all requisite corporate power and authority and the legal right to own and operate its properties and to conduct its business as currently conducted.

4.2        Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on its part. Except as may result from any facts or circumstances relating solely to Seller or its Affiliates, the execution, delivery and performance of this Agreement by Buyer and the consummation by it of the transactions contemplated hereby do not and will not (a) violate or breach its organizational documents, (b) violate or breach any Applicable Law binding upon it except as would not reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby or (c) result in any breach of, or constitute a default under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any of the assets or properties of Buyer pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, certification, permit, franchise or other instrument relating to such assets or properties to which Buyer is a party or by which any of such assets or properties is bound or affected, except as would not reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

4.3        Consents. Except as provided for in Schedule 4.3, to the Knowledge of Buyer, no authorization, approval or consent of any (a) Governmental Entity (other than with respect to the FTC or DOJ as provided in Section 7.3) is required to be obtained by Buyer in connection with

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the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby; or (b) Person other than a Governmental Entity is required to be obtained by Buyer in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby except (i) where the failure by Buyer to obtain such consents, approvals or authorizations would not reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby, or (ii) as may be necessary as a result of any facts or circumstances relating solely to Seller.

4.4        Enforceability. This Agreement is the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally, and (b) equitable principles which may limit the availability of certain equitable remedies in certain instances.

4.5        Litigation. To the Knowledge of Buyer, there are no Proceedings pending or threatened against Buyer or its Affiliates which would reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby, or which may affect the validity of any action taken or to be taken by Buyer pursuant to or in connection with this Agreement.

4.6        Qualified Buyer. To the best of its Knowledge, Buyer is qualified to obtain any permits, licenses or certifications necessary for Buyer to own the Assets and conduct business with respect thereto on and after the Closing Date.

4.7        Brokerage Arrangements. Neither Buyer nor any Person acting on its behalf has entered (directly or indirectly) into any agreement with any person, firm or corporation that would obligate Seller to pay any commission, brokerage, or “finder’s fee” in connection with the transactions contemplated herein.

ARTICLE V

CONDITIONS TO THE PARTIES’ OBLIGATIONS TO CLOSE

5.1        Seller’s Closing Conditions. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the following conditions (collectively, the “Seller’s Closing Conditions”), all or any of which may be waived in whole or in part by Seller in its sole discretion:

(a)        Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement that are qualified with respect to materiality (whether by reference to materiality, Material Adverse Effect or otherwise) shall be true and correct, and the representations and warranties of Buyer set forth in this Agreement that are not so qualified shall be true and correct in all material respects, on and as of the date hereof and as of the Determination Date.

(b)       Covenants and Agreements Performed. Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement

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to be performed or complied with by it on or prior to the Determination Date, and all deliveries contemplated by Section 6.3 shall have been made.

(c)       No Prohibition. There shall not exist any temporary restraining order, preliminary or permanent injunction, final judgment, law or regulation prohibiting the consummation of this Agreement or the transactions contemplated hereby. No suit, action or other proceeding by any Person (not Affiliated directly or indirectly with Buyer or Seller) before any Governmental Entity of competent jurisdiction over the Parties shall have been instituted and be continuing which challenges this Agreement or seeks to restrain, prohibit, or materially delay the consummation of the transactions contemplated hereby.

(d)       Consents. Buyer shall have obtained the consents and approvals, if any, set forth on Schedule 4.3 (“Buyer’s Consents”).

(e)       Governmental Approvals. Seller shall have received its Governmental Approvals specified on Schedule 5.1(e) (the “Seller’s Governmental Approvals”), which approvals shall not contain any condition which is not reasonably satisfactory to Seller.

(f)        Company Guarantees. Buyer shall have obtained, in accordance with Section 7.10, the releases of the Seller Guarantees and the return of all bonds, letters of credit, guarantees and other credit support vehicles or shall have delivered letters of credit in accordance with Section 7.10.

5.2        Buyer’s Closing Conditions. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the following conditions (collectively, the “Buyer’s Closing Conditions”), all or any of which may be waived in whole or in part by Buyer in its sole discretion.

(a)        Representations and Warranties True. The representations and warranties of Seller set forth in this Agreement that are qualified with respect to materiality (whether by reference to materiality, Material Adverse Effect or otherwise) shall be true and correct, and the representations and warranties of Seller that are not so qualified shall be true and correct in all material respects, on and as of the date hereof and as of the Determination Date.

(b)       Covenants and Agreements Performed. Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Determination Date, and all deliveries contemplated by Section 6.2 shall have been made.

(c)       No Prohibition. There shall not exist any temporary restraining order, preliminary or permanent injunction, final judgment, law or regulation prohibiting the consummation of this Agreement or the transactions contemplated hereby. No suit, action or other proceeding by any Person (not Affiliated directly or indirectly with Buyer or Seller) before any Governmental Entity of competent jurisdiction over the Parties shall have been instituted and be continuing which challenges this Agreement or seeks to restrain, prohibit, or materially delay the consummation of the transactions contemplated hereby.

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(d)       Consents. Seller shall have obtained the Seller’s Consents set forth on Schedule 3.4 (“Seller’s Consents”).

(e)       Governmental Approvals. Buyer shall have received its Governmental Approvals specified in Schedule 5.2(e).

(f)        Bank Consents. Buyer shall have received from its lenders, pursuant to the terms of that certain First Amended and Restated Credit Agreement dated as of August 1, 2006 among Buyer, MXenergy Electric Inc., Societe Generale and the lenders from time to time party thereto, consent to the consummation by Buyer of the transactions contemplated hereby in accordance with the terms thereof.

5.3        Consulting Agreement. Buyer shall enter into a consulting agreement with Livia Whisenhunt, President and CEO of Seller, for the provision of advisory services in connection with the transition of customer account relationships from Seller to Buyer. Such agreement shall provide for compensation in an annual amount of $150,000, payable monthly in arrears, for a period of two (2) years from the Closing Date.

5.4        Buyer’s Environmental Assessment.    Buyer’s Environmental Assessment of the Pipeline Assets, to the extent Buyer has conducted such an assessment, shall not have revealed any circumstances which could reasonably be expected to result in (1) the criminal prosecution of Seller or any Affiliate or any employee of Seller or any Affiliate under Environmental Laws, (2) any suspension or closure of operations at Seller’s or any Affiliate’s properties or facilities or the revocation or termination of any Environmental Permits material to the continued operations of Seller or any Affiliate or (3) any Environmental Costs and Liabilities which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

5.5        Environmental Filings. Seller shall have obtained (or made the requisite filings for) the issuance, re-issuance or transfer of all Environmental Permits required under Environmental Laws for Buyer to conduct the operations of Business as of the date of the Closing, and the Seller shall have satisfied all property transfer requirements arising under Environmental Laws.

ARTICLE VI

CLOSING

6.1        Closing. The Closing of the transactions contemplated by this Agreement (“Closing”) will take place at the offices of Smith Gambrell & Russell, located in Atlanta Georgia, at 10:00 a.m., Eastern time, on the Closing Date. Unless otherwise agreed, all Closing transactions shall be deemed to have occurred simultaneously.

6.2        Deliveries by Seller upon the execution of this Agreement by both Parties. On or around the Determination Date, Seller will deliver to Buyer each of the Determination Loan Documents, executed by the Seller, and the Transition Services Agreement executed by Buyer and the Seller, substantially in the form attached hereto as Exhibit C (“Transition Services Agreement”).

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6.3        Deliveries by Seller on the Closing Date. At the Closing, Seller will deliver to Buyer the materials listed in this Section or otherwise contemplated by this Agreement, each in form and substance reasonably satisfactory to Buyer:

(a)        a certificate executed on behalf of Seller by an officer thereof, dated the Closing Date, certifying that the conditions set forth in Sections 5.1(a), 5.1(b) and 5.2(d) have been fulfilled.

(b)       the Assignment and Assumption Agreement with respect to the Assets, substantially in the form attached hereto as Exhibit A (“Assignment Agreement”), executed by Seller;

(c)       the Non-Competition Agreements, with a term of two (2) years after the Closing Date, and otherwise substantially in the form attached hereto as Exhibit B (“Non-Competition Agreements”), executed by Seller;

(d)       each Tri-Party Agreement executed by Seller and the applicable LDC (including without limitation AGL), substantially in the form attached hereto as Exhibit D (“Tri-Party Agreement”);

(e)       all other agreements, documents, instruments and writings required by this Agreement to be delivered by Seller at or prior to the Closing Date, and such instruments and documents as Buyer or its counsel may reasonably deem necessary or appropriate to consummate the transactions contemplated hereby, including all correspondence and documentation with respect to the Pipeline Assets.

6.4        Deliveries by Buyer upon the execution of this Agreement by both Parties. On or around the Determination Date, Buyer will make the Determination Date Loan to Seller, effective as of the Determination Date, as described in the Promissory Note executed by Seller in favor of Buyer and dated as of the Determination Date.

6.5        Deliveries by Buyer on the Closing Date. At the Closing, Buyer will deliver to Seller the materials listed in this Section or otherwise contemplated by this Agreement, each in form and substance reasonably satisfactory to Seller:

(a)        a certificate executed on behalf of Buyer by an officer thereof, dated the Closing Date, certifying that the conditions set forth in Sections 5.2(a), 5.2(b) and 5.1(d) have been fulfilled.

(b)       the Closing Payment, by wire transfer in immediately available funds to the account or accounts designated by Seller;

(c)       the Assignment Agreement, executed by Buyer;

(d)       the Transition Services Agreement, executed by Buyer;

(e)       each Tri-Party Agreement executed by Buyer; and

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(f)        all other agreements, documents, instruments and writings required by this Agreement to be delivered by Buyer at or prior to the Closing Date pursuant to this Agreement, and such instruments and documents as Seller or its counsel may reasonably deem necessary or appropriate to consummate the transactions contemplated hereby.

ARTICLE VII

COVENANTS OF THE PARTIES

7.1        Pre-Closing Conduct of Business. Except as specifically contemplated by this Agreement, during the period from the date of the execution of this Agreement by both Parties to the Closing, Seller shall use its Commercially Reasonable Efforts to conduct its operations in the ordinary course of business consistent with past practice in all material respects. The term “pre-Closing covenant” refers to a covenant to the extent applicable to a period prior to the Closing.

(a)        During the period referred to above, and for the purpose of web continuity, Buyer shall have full access rights, including passwords, to the website “gaskey.com”.

(b)        In respect of any new Contracts to be entered into between Seller and Customers or prospective Customers during the aforementioned period, Seller shall consult with Buyer with respect to all pricing models and issues prior to the institution of any changes to such models, since the date such models were previously disclosed to Buyer. The written approval of Buyer is required in order to institute any such changes to Seller’s pricing and/or pricing models.

7.2        Pre-Closing Restrictions. Without limiting the generality of Section 7.1, and except as otherwise contemplated in this Agreement, during the period from the date hereof to the Closing, Seller shall not do any of the following without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed:

(a)        acquire, sell, lease, convey, transfer or otherwise dispose of, directly or indirectly, any of the Assets outside of the ordinary course of business;

(b)        waive or release any material right or claim owed to Seller or any material debt owed to Seller (in each case) under any of the Transferred Agreements;

(c)        amend its corporate charter, by-laws, or other governing instruments except for amendments which do not impair Seller’s ability to consummate the transactions contemplated hereby;

(d)        acquire (by merger, consolidation or acquisition of capital stock or other equity interests or assets or otherwise) any corporation, limited liability company, partnership, or other business organization or division thereof;

(e)        enter into any contract or agreement (other than Retail Contracts) which will be binding on Buyer or the Assets after the Determination Date if such contract will result in liability to Buyer in excess of $5,000 per year;

(f)         terminate, curtail or reduce the current number of marketing campaigns to Customers or potential customers, subject to the provisions of Section 7.4(h);

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(g)        adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of Seller that include any of the Assets;

(h)        enter into any commitment for, consent to the imposition of an Encumbrance other than a Permitted Encumbrance or incur any indebtedness or other liability for borrowed money, any of which would be binding on the Assets or the Buyer after Closing (other than Retail Contracts or Other Contracts in the ordinary course of business) without the prior written consent of Buyer; provided, however, that Seller may incur indebtedness pursuant to that certain revolving loan facility with Wells Fargo, N.A. dated as of October 31, 2003 (or any such replacement lending facility), provided that the UCC-1 filing statements filed in connection with such facility contain a carve-out of the first-priority liens incurred under the Security Agreement and the other Determination Date Loan Documents;

(i)         grant to any Employees utilized in the operation of the Business any increase in compensation, bonuses, benefits or loans or severance benefits, except in the ordinary course of business consistent with past practice or as may be required under any existing contracts, agreements or arrangements which have been disclosed in writing to Buyer or any non-recurring retention bonuses; or

(j)        communicate any information related to this transaction with any Customers or potential Customers without Buyer’s prior written consent.

7.3        HSR Act. If applicable, within ten (10) Business Days following the execution by Buyer and Seller of this Agreement, Buyer and Seller will each prepare and simultaneously file with the DOJ and the FTC the notification and report form required for the transactions contemplated by this Agreement by the HSR Act, and request early termination of the waiting period thereunder. Buyer and Seller agree to respond promptly to any inquiries from the DOJ or the FTC concerning such filings and to comply in all material respects with the filing requirements of the HSR Act. Buyer and Seller shall cooperate with each other and, subject to the terms of the Confidentiality Agreement, shall promptly furnish all information to the other Party that is necessary in connection with Buyer’s and Seller’s compliance with the HSR Act. Buyer and Seller shall keep each other fully advised with respect to any requests from or communications with the DOJ or FTC concerning such filings and shall consult with each other with respect to all responses thereto. Each of Seller and Buyer shall use its reasonable efforts to take all actions reasonably necessary and appropriate in connection with any HSR Act filing to consummate the transactions consummated hereby. Each Party shall be responsible for one-half of the costs incurred with respect to filing with the DOJ and FTC or otherwise under the HSR Act; provided that, each Party shall be solely responsible for the costs of its own counsel with respect to such filings and its other internal costs related thereto.

7.4        Access to Information.

(a)        Access. During the period from the date of the execution of this Agreement by both Parties through the Closing, Seller (i) shall give Buyer and its authorized representatives reasonable access, during regular business hours and upon reasonable advance notice, to such management-level personnel, facilities and Books and Records of Seller, as are

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reasonably necessary to allow Buyer and its authorized representatives to make such investigation as they may reasonably request and (ii) shall cause officers of Seller, and to the extent Seller has a right to do so, contractors of Seller, (in each case) to furnish Buyer and its authorized representatives with such financial and operating data and other information with respect to the Assets as Buyer may from time to time reasonably request. Seller shall have the right to have a representative present at all times during any such inspections, interviews and examinations.

(b)        Issuance of Additional Information. During the period from the date of the execution of this Agreement by both Parties to the Closing, Seller shall furnish Buyer, as soon as reasonably practicable after they become available: (i) updates of the information in the Data Room concerning current Customer accounts and price plans to the extent that changes thereto occur; (ii) estimated total unbilled revenue for the Business in the State of Georgia and elsewhere for the period ending on the Closing Date; and (iii) all components of accounts receivables and net of adjustments through the Closing Date.

(c)       Adverse Changes. From the date of the execution of this Agreement by both Parties to the Closing Date, each Party shall promptly notify the other Party in writing of (i) any action, suit, proceeding or investigation that is instituted or threatened against such Party to restrain, prohibit or otherwise challenge the legality or propriety of any transaction contemplated by this Agreement or (ii) any complaint made by Customers against Seller or (iii) any facts, events, circumstances, actions or developments which become known to a Party and (A) which, if known on the date of this Agreement, would have been required to be disclosed to Buyer or Seller pursuant to this Agreement, or (B) the existence or occurrence of which would cause any of Seller’s or Buyer’s representations or warranties under this Agreement not to be correct and complete in all material respects. The communication of any such information shall not limit in any way any representations or warranties made by Seller or Buyer or any obligations or liabilities for breach thereof.

(d)       Certain Notifications. Buyer shall as soon as practicable upon becoming aware of any breach by Seller of its representations, warranties or covenants hereunder, notify Seller, specifying the nature thereof in reasonable detail, and shall afford Seller a reasonable opportunity to remedy such breach prior to the Closing but no such failure to notify the Seller shall affect Seller’s responsibilities under this Agreement.

(e)       Delivery of Books and Records. Seller shall provide Buyer with access to the Books and Records at all reasonable times after Closing, and promptly following the Closing Date, Seller shall deliver to Buyer the Books and Records. Buyer agrees that Seller may retain a copy of all Books and Records and other materials relating to the Assets; provided, however, Seller shall not use the retained Books and Records, or convey copies thereof to any Third Party for use, in each case in any manner that would violate the Non-Competition Agreements as is then in effect.

(f)        Record Preservation by Buyer. Buyer agrees that it shall preserve and keep in Buyer’s possession for a period of at least three (3) years from the Closing Date all Books and Records and other materials relating to the Assets as of the date of Closing. After such three (3) year period, before Buyer shall dispose of any of such Books and Records and

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other materials, at least ninety (90) calendar days’ prior notice to such effect shall be given by Buyer to Seller, and Seller and its Affiliates shall be given an opportunity, at Seller’s cost and expense, to remove and retain all or any part of such Books and Records as Seller or its Affiliates may select. Notwithstanding the foregoing, Buyer agrees that it shall preserve and keep all Books and Records and other materials relating to any Proceeding (whether or not existing on the Closing Date) if any reasonable possibility exists that such Proceeding may relate to matters occurring prior to the Closing Date, without regard to the three year period set forth in this Section 7.4(f), for a period not to exceed the statute of limitations applicable to such Proceeding. Notwithstanding the foregoing, if prior to the end of such three year period Buyer is unwilling to maintain such Books and Records, Buyer may elect to return such Books and Records to Seller at such time.

(g)       Further Assurances. Each Party shall, at its own cost and expense, at any time and from time to time, upon reasonable request of the other Party, use its Commercially Reasonable Efforts to (a) do, execute, acknowledge and deliver, and cause to be done, executed, acknowledged and delivered, all such further acts, transfers or assignments as may be required to consummate the transactions in accordance with the terms hereof, and (b) take such other actions as may be reasonably required in order to carry out the intent of this Agreement; provided, however, that in no event shall any Party be required to take any action which increases in any way the liability or obligations of such Party or which, in the opinion of its counsel, is unlawful or would or could constitute a violation of any Applicable Law or require the approval of any Governmental Entity.

(h)       Marketing Campaigns. Buyer acknowledges and agrees that Seller from time to time conducts marketing campaigns and promotional activities with respect to the Business; Seller may continue any such marketing campaigns and promotional activities and initiate additional activities of a similar nature and may reduce or increase such activities or terminate such activities in their entirety if such determination is consistent with Seller’s past practices and its ordinary course of business. Seller shall not be obligated to continue any marketing campaigns after the Closing Date unless such campaigns are funded by Buyer.

(i)        Public Offering. In the event Buyer or an affiliate thereof or successor thereto elects to pursue a public offering or a private offering of debt or equity securities in accordance with Rule 144A under the Securities Act of 1933, Seller with cooperation and assistance from the Buyer for post-December 31, 2006 interim reporting and analysis purposes agrees to provide a copy of the general ledger of Seller that was used in creating the financial records of Seller’s business furnished to Buyer in connection with the Assets.

7.5        Authorizations and Consents. Each Party shall use its Commercially Reasonable Efforts to obtain all authorizations, consents, orders, and approvals of, and to give all notices to and make all filings with, all Governmental Entities (including those pertaining to Governmental Approvals) and other Third Parties that may be or become necessary for its execution and delivery of, and the performance of its obligations under, this Agreement and will cooperate fully with the other Party in promptly seeking to obtain all such authorizations, consents, orders, and approvals, giving such notices, and making such filings. The Parties hereto shall have the right to review in advance all characterizations of the information relating to this Agreement and the

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transactions contemplated hereby that appear in any filing made with a Governmental Entity as contemplated herein.

7.6        No Solicitation. From the date hereof until the Closing, Seller shall not, and shall cause its employees, and shall direct that its agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by Seller) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal with respect to any transaction to acquire the Business or any of the Assets, engage in any negotiations concerning, or provide to any other Person any information or data related to the Business or relating to any of the Assets for the purposes of, or have any discussions with any Person relating to, or otherwise cooperate in any way with or assist or participate in, facilitate or encourage, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any effort or attempt by any other Person to seek or effect the acquisition of the Business or the Assets.

7.7        Public Announcements. Prior to Seller or any of its Affiliates issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby, Seller shall first obtain the written consent of Buyer, except as may be required by Applicable Law. Such consent shall not be unreasonably withheld.

7.8        Confidentiality. Notwithstanding the termination of this Agreement or any other provision of this Agreement to the contrary but subject to the next sentence of this Section 7.8, the terms of the Confidentiality Agreement shall remain in full force and effect with respect to information regarding Seller and the Assets. If the Closing of the transaction contemplated under the terms of this Agreement occurs, the Confidentiality Agreement shall terminate (which termination shall be effective as of Closing). Buyer hereby agrees it shall maintain all information regarding any Customer, prior customer or potential customer of Seller that it obtains pursuant to the transactions contemplated hereby on the terms set forth in Seller’s Privacy Policies and Applicable Law.

7.9        Supplemental Disclosure. With respect to the representations and warranties of Seller contained in this Agreement, Seller shall have the continuing obligation until the Closing to supplement or amend promptly Seller’s Disclosure Schedule with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in Seller’s Disclosure Schedule. For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Sections 5.1 and 5.2 have been fulfilled, the Seller’s Disclosure Schedule (other than Schedules 1.1(a), 1.1(g), 2.4(b), 2.4(c), 2.4(f), 2.9, 3.11, 3.21, 3.23, 7.11(a) and 7.11(c), each of which may be revised to reflect the appropriate information on such schedules as of the Closing Date; provided, however, that such schedules may only be revised to reflect matters that have arisen after the date of execution of this Agreement by the Parties and are, in no way, to be amended with respect to disclosures made prior to such date; provided further, however, that (i) Schedule 2.9 may be amended in order to reflect corrections of errors that may have been made in the calculations thereon in respect of other periods and (ii) Schedule 1.1(d) may be amended to reflect the Other Contracts that will be assigned to Buyer) shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude all information contained in any supplement or amendment thereto, but if the Closing shall occur,

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then all matters disclosed pursuant to any such supplement or amendment at or prior to the Closing shall be waived and Buyer shall not be entitled to make a claim based thereon pursuant to the terms of this Agreement.

7.10      Replacement of Guarantees. Buyer shall use Commercially Reasonable Efforts to obtain, effective on or around November 6 2007, the release of Guarantees and any obligations of Seller or its Affiliates related thereto, in form and substance satisfactory to Seller, and, when received, shall return or reimburse Seller or its Affiliate, if appropriate, for any such cash deposits to the extent that Buyer shall have received such cash deposits upon its receipt of such releases. On or before November 7, 2007, Buyer shall replace all bonds, letters of credit, guarantees and other surety arrangements provided, funded or otherwise supported by Seller or its Affiliates as such items listed on Schedule 7.10 , which such schedule shall include the expiration dates thereof. In the event Buyer is unable to obtain all such releases and the return of all such bonds, letters of credit, guarantees and other credit support vehicles, then Seller or its Affiliates shall remain liable in respect of any such remaining Guarantee or obligated to perform thereunder.

7.11      Employees; Offers of Employment.

a)

Prior to the of the execution of this Agreement by both Parties, Seller will deliver Schedule 7.11(a) to Buyer, which will set forth a list as of the date hereof of all Employees working on the Business, by name, position or job title, job description, work location, rate of pay and date of hire; provided that Schedule 7.11(a) shall exclude such information with respect to certain Employees that is protected by Applicable Laws related to privacy.

b)

As soon as practicable after the execution of this Agreement, Seller and Buyer shall announce to the Employees the proposed purchase and sale of the Assets, and Buyer shall have the opportunity to make presentations regarding Buyer’s benefit plans and other terms of potential employment with Buyer to the Employees as a group as well as individually, all in accordance with a protocol to be agreed between Seller and Buyer.

c)

Buyer may, at its option, offer full-time employment to any Employee identified on Schedule 7.11(c), pursuant to a protocol agreed to by the Parties, such employment to commence after the Closing Date. Those Employees that accept employment with Buyer shall be referred to as “Transferred Employees”.

d)

Seller shall be responsible for continuing employment or termination of all Employees on and after the Determination Date, and Seller shall be responsible for any and all obligations and liabilities arising in connection with such continuing employment with Seller or its Affiliates of any such Employee, including, but not limited to, any obligations respecting Benefit Plans, and in connection with terminations of employment by Seller or its Affiliates of any such

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Employee, including, but not limited to, any severance or other termination pay consistent with applicable plans.

e)

As of the first day following the Closing Date, all Transferred Employees shall be permitted to participate in the plans, programs and arrangements of the Buyer and its Affiliates relating to compensation and employee benefits (each, a “Buyer Plan”) on the same terms as similarly situated employees of the Buyer and its Affiliates. Buyer shall cause all its employee health and welfare benefit plans, programs, policies, and practices in which the Transferred Employees participate, including Buyer’s vacation and sick leave programs, to recognize that Transferred Employee’s service as is recognized by Seller for eligibility to participate, eligibility for enrollment, eligibility for the commencement of benefits and eligibility for the levels of benefits. Buyer shall cause its employee pension benefit plans, if any (whether defined contribution plans, as defined in Section 3(34) of ERISA, or defined benefit plans, as defined in Section 3(35) of ERISA) to recognize that service as is recognized by Seller’s employee pension benefit plans for all purposes, including eligibility to participate, eligibility for enrollment, eligibility for vesting, eligibility for the commencement of benefits, eligibility for the forms of benefits, including death benefits, and eligibility for the levels of benefits. Buyer shall not be required to recognize or cause its employee pension benefit plans to recognize for purposes of benefit accruals service of Transferred Employees recognized by Seller’s employee pension benefit plans.

7.12      Non-Solicitation. For a period of one (1) year following the Closing Date, Seller and its Affiliates will not (other than in relation to matters which arise in the ordinary course of business or with Buyer’s prior written consent) directly or indirectly initiate or engage in any discussions regarding employment opportunities with the Transferred Employees or solicit or induce the employment or services of any such Transferred Employees; provided, however, that nothing in this Section 7.12(b) shall be construed as prohibiting Seller or its Affiliates from conducting any general solicitation (including by placing advertisements in any form or method not targeted at such staff or employees).

7.13      Welfare Plans. Effective as of the Closing Date, or such later date as the Employee returns to work, (i) Seller shall cause each Transferred Employee to cease to participate in each welfare benefit plan sponsored by Seller or its Affiliates, and (ii) Buyer shall cause each Transferred Employee to be covered by the welfare benefit plans provided by Buyer or its Affiliates. Seller or its Affiliates shall be liable for claims for benefits (other than for short-term disability, workers’ compensation and medical and dental benefits) by Transferred Employees under such welfare benefit plans arising out of occurrences on or prior to the Closing Date. Seller or its Affiliates shall be liable for claims for short-term disability benefits and workers’ compensation benefits by Transferred Employees under such welfare benefit plans with respect to payments otherwise due on or prior to the Closing Date. Seller or its Affiliates shall be liable for claims for medical and dental benefits by Transferred Employees under such welfare benefit

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plans with respect to services and treatment rendered on or prior to the Closing Date. Buyer or its Affiliates shall cause there to be waived any preexisting condition restrictions under its health benefits plans to the extent necessary to provide immediate coverage under such plans. Buyer or its Affiliates shall provide the Transferred Employees (and their respective beneficiaries) with medical benefits sufficient to satisfy the obligations of Seller or its Affiliates under Section 4980B of the Code respecting Transferred Employees. Seller or its Affiliates shall be liable for all welfare benefits for Employees that are not Transferred Employees.

7.14      Tri-Party Agreement. Buyer and Seller shall use their Commercially Reasonable Efforts to cause AGL to enter into the Tri-Party Agreement with Buyer and Seller which shall set forth certain transition matters that will be required in connection with the transactions contemplated hereby on terms satisfactory to the Parties.

7.15      Customer Disclosure. Notwithstanding the provisions of Section 7.7, Seller shall have the right to provide any notice to any Customer or Governmental Authority required by Applicable Law with respect to the transactions contemplated by this Agreement; provided that. prior to delivering any such notice, Seller shall provide Buyer an opportunity to review, comment and approve the form of any such notice (such approval not to be unreasonably withheld or delayed). The Third Party out of pocket costs of providing any such notices shall be borne equally by Buyer and Seller.

7.16      Review.

(a)        Knowledgeable Buyer. Buyer has performed all due diligence that it has deemed necessary to perform concerning the Assets and in connection with its decision to enter into this Agreement and to consummate the transactions contemplated hereby. Buyer (together with representatives and advisors it has retained) is experienced in, and has extensive knowledge of, the natural gas business and otherwise possesses the knowledge, experience and sophistication to allow it to fully evaluate and accept the merits and risks of entering into the transactions contemplated by this Agreement. In deciding to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own knowledge, investigation, and analysis (and that of its attorneys, accountants, consultants and representatives) and Buyer has not relied upon, and Buyer expressly waives and releases Seller from any liability for any claims relating to or arising from, any representation, warranty or statement made by, or any advice, document, projection or other information of any type provided by, or any duty to disclose on the part of, Seller or its Affiliates or any of their attorneys, accountants or other representatives, except for the express representations and warranties set forth in Article III and any representation and warranty provided pursuant to Section 6.2(a).

(b)        Limited Duties. Any and all duties and obligations which either Party may have to the other Party with respect to or in connection with the Assets, this Agreement or the transactions contemplated hereby are limited to those specifically set forth in this Agreement and the Exhibits hereto. Neither the duties nor obligations of any Party, nor the rights of any Party, shall be expanded beyond the terms of this Agreement on the basis of any legal or equitable principle or on any other basis whatsoever. Neither any equitable nor legal principle

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nor any implied obligation of good faith or fair dealing nor any other matter requires any Party to incur, suffer or perform any act, condition or obligation contrary to the terms of this Agreement, whether or not existing and whether foreseeable or unforeseeable. Each of the Parties acknowledges that it would be unfair, and that it does not intend, to increase any of the obligations of any other Party under this Agreement on the basis of any implied obligation or otherwise.

7.17	Environmental Matters.

(a)         Seller shall permit Buyer and Buyer’s environmental consultant, if any, to conduct such investigations (including investigations known as “Phase I” and “Phase II” environmental Site Assessments) of the environmental conditions of any Assets consisting of real property owned, operated or leased by or for Seller or any Affiliate or Subsidiary, including without limitation the Pipeline Assets, and the operations thereof (subject to any limitations contained in valid, previously executed and outstanding leases) as Buyer, in its sole discretion, shall deem necessary or prudent (“Buyer’s Environmental Assessment”). Buyer’s Environmental Assessment shall be conducted by a qualified environmental consulting firm, possessing reasonable levels of insurance, in compliance with applicable Laws and at such mutually agreeable times and in a manner that minimizes the disruption of the operations of Seller and its Affiliates.

(b)        Seller shall promptly file all materials required by Environmental Laws as a result of or in furtherance of the transactions contemplated hereunder, including, but not limited to any notifications or approvals required under environmental property transfer laws such as the New Jersey Industrial Site Recovery Act, N.J. Stat. Ann. § 13:1K-6 et seq., or the Connecticut Property Transfer Act, Gen. Stat. Ann. § 22a-134, and all requests required or necessary for the transfer or re-issuance of Environmental Permits required to conduct the Business after the Closing Date. Buyer shall cooperate in all reasonable respects with Seller with respect to such filings and Environmental Permit activities.

7.18      Cross-Marketing. Seller and Buyer agree to cooperate on mutual referrals, including (i) Buyer referring all customers to Seller for propane back-up and (ii) Seller referring to Buyer all customers that inquire about natural gas supply, provided that any such customers shall be considered “New Customers”.

ARTICLE VIII

INDEMNIFICATION

8.1      Release and Indemnification.

(a)        Indemnification by Seller.

(i)                 Buyer Claims. Seller will indemnify, defend and hold harmless Buyer, its Affiliates, and each of their respective shareholders, partners, members, managers, officers, directors, employees, attorneys, agents and representatives, and their successors and assigns (collectively, the “Buyer Indemnified Group”), from and against any and all Losses (including Third

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Party Claims) which arise out of, or are attributable to, the following (collectively, “Buyer Claims”), in each case even if such Losses are caused by the sole, joint or concurrent negligence, strict liability or other fault of any Person included in the Buyer Indemnified Group:

(ii)                any breach or violation of any covenant, obligation or agreement of Seller set forth in this Agreement or the certificate delivered by Seller pursuant to Section 6.3(a);

(1)        any breach or inaccuracy of the representations or warranties made by Seller in Article III (except Section 3.10 Taxes, which are governed by Article IX) or the certificate delivered by Seller pursuant to Section 6.3(a);

(2)	any Excluded Liabilities;

(3)        all liabilities under the Worker Adjustment Retraining Act of 1988 (the “WARN Act”) with respect to employees of Seller and its Affiliates in connection with actions taken by Seller or its Affiliates prior to the Closing Date;

(4)        any Losses associated with the ownership and/or operation of the Business and/or the Assets by Seller prior to the Determination Date; and/or

(5)        any and all Losses (including any loss of use of owned or leased property of the Seller or any of the tangible personal property of Seller or any of its Affiliates, including without limitation the Pipeline Assets) imposed under or pursuant to Environmental Laws arising from or related to any condition, act or omission, by Seller or any of its Affiliates or any predecessor thereof or related to the operations of Seller or any of its Affiliates or any predecessor thereof at any real property currently or formerly owned, operated or leased by Seller or any of its Affiliates, whether known or unknown, including without limitation the Pipeline Assets, to the extent existing on or prior to the date of the Closing, including, but not limited to any Environmental Costs and Liabilities, any liabilities including those imposed pursuant to common law associated with a Release of Hazardous Materials;

(6)        any claims, demands, or proceedings arising in connection with any alleged breach hereunder; and

(7)        any failure of Seller to comply with the requirements of any bulk sales laws of any applicable jurisdiction in connection with the transactions contemplated by this Agreement.

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(iii)               Seller Limitations. Buyer will not be entitled to any Consequential Damages resulting from or arising out of any Buyer Claims (other than Consequential Damages awarded against Buyer as a result of a Third Party Claim).

(b)	Indemnification by Buyer.

(i) Seller Claims. Buyer will indemnify, defend and hold harmless Seller, its Affiliates, and each of their respective shareholders, partners, members, managers, officers, directors, employees, attorneys, agents and representatives, and their successors and assigns (collectively, the “Seller Indemnified Group”), from and against any and all Losses (including Third Party Claims) which arise out of, or are attributable to, the following (collectively, “Seller Claims”), in each case even if such Losses are caused by the sole, joint or concurrent negligence, strict liability or other fault of any Person included in the Seller Indemnified Group:

(1)         any breach or violation of any covenant, obligation or agreement of Buyer set forth in this Agreement or the certificate delivered by Buyer pursuant to Section 6.3(a);

(2)         all liabilities arising out of the notification or other requirements of the WARN Act with respect to the Transferred Employees in connection with actions taken by Buyer on or after the Closing Date;

(3)         any breach or inaccuracy of any of the representations or warranties made by Buyer in Article IV or the certificate delivered by Buyer pursuant to Section 6.3(a);

(4)         the Assumed Liabilities and Losses associated with the ownership and/or operation of the Business and/or the Assets, attributable to the period on or after the Closing Date, in each case to the extent that Seller’s indemnity has expired, terminated or otherwise does not cover such Losses; and/or

(5)         any Losses incurred after the Closing Date related to the agreements released, assigned or transferred to Buyer pursuant to Section 7.19, including any Losses related to any payments by Seller or its Affiliates on any guaranty or other surety arrangement related to such agreements.

(ii) Buyer Limitations. Seller will not be entitled to any Consequential Damages resulting from or arising out of any Seller Claim (other than Consequential Damages awarded against Seller as a result of a Third Party Claim).

(c)        Notice of Third Party Claim. Subject to the terms of this Agreement and upon a receipt of notice of the assertion of a claim or of the commencement of any suit, action or proceeding that is a Third Party Claim against any member of the Buyer Indemnified Group or the Seller Indemnified Group entitled to indemnification under Section 8.1(a) or Section 8.1(b),

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respectively, such Person entitled to indemnification hereunder (the “Indemnitee”) will promptly notify the Party against which indemnification is sought (the “Indemnitor”) in writing of any Loss which the Indemnitee has determined has given or could give rise to a claim under Section 8.1(a) or Section 8.1(b). Such written notice is herein referred to as a “Notice of Claim.” A Notice of Claim will specify, in reasonable detail, the facts known to the Indemnitee regarding the claim. Subject to the terms of this Agreement, the failure to provide (or timely provide) a Notice of Claim will not affect the Indemnitee’s rights to indemnification except and only to the extent that, as a result of such failure, the Indemnitor was prejudiced.

(d)        Defense of Third Party Claims. The Indemnitor will defend, in good faith and at its expense, any claim or demand set forth in a Notice of Claim relating to a Third Party Claim and the Indemnitee, at its expense, may participate in the defense. Within thirty (30) days after receipt of a Notice of Claim, the Indemnitor must notify the Indemnitee in writing to confirm that the Indemnitor is proceeding with the defense of the Third Party Claim as required hereunder. The Indemnitee may not settle or compromise any Third Party Claim so long as the Indemnitor is defending it in good faith and is diligently conducting such defense. If the Indemnitor does not so notify the Indemnitee that the Indemnitor is proceeding with the defense of the Third Party Claim, the Indemnitee may undertake its defense, and the Indemnitor will be bound by the result obtained by the Indemnitee. Without the prior written consent of the Indemnitee, the Indemnitor will not enter into any settlement of any Third Party Claim unless (i) there is no admission of any violation of legal requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnitee or its Group (i.e., the Seller Indemnified Group or the Buyer Indemnified Group, as the case may be) or the settlement includes a complete and unconditional release of the Indemnitee and its Indemnified Group with respect to the Third Party Claim, (ii) the sole relief provided is monetary damages that are paid in full by the Indemnitor, and (iii) the settlement would not create any material financial or other material obligation on the part of the Indemnitee or its Group. If a firm offer to settle a Third Party Claim is made by the Person bringing such Third Party Claim without the creation of a material financial or other material obligation on the part of the Indemnitee or its Group and the Indemnitor desires to accept and agree to such offer, the Indemnitor may give notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within fifteen (15) days after its receipt of such notice, the Indemnitee may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnitor with respect to such Third Party Claim will be the amount of such settlement offer, plus reasonable costs and expenses paid or incurred by the Indemnitee up to the end of such fifteen (15) day period. This Section 8.1(d) is subject to the rights of any insurance carrier of Indemnitor or Indemnitee that is defending the Third Party Claim. This Section 8.1(d) shall not apply to any Tax matters, which shall be governed by Article IX.

(e)        Cooperation. The Party defending the Third Party Claim will (i) consult with the other Party throughout the pendency of the Third Party Claim regarding the investigation, defense, settlement, trial, appeal or other resolution of the Third Party Claim, and (ii) afford the other Party the opportunity to participate, at its own expense, in the defense of the Third Party Claim. The Indemnitee will make available to the Indemnitor or its representatives all records and other materials reasonably required by them for use in contesting any Third Party Claim (subject to obtaining an agreement to maintain the confidentiality of confidential or proprietary materials in a form reasonably acceptable to Indemnitor and Indemnitee). The

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Parties will cooperate in the defense of the Third Party Claims including, if requested by the Indemnitor, contesting any Third Party Claim that the Indemnitor elects to contest or, if appropriate, in making any counterclaim against the Person asserting the claim or demand, or any cross-complaint against any Person. The Indemnitor will reimburse the Indemnitee for any expenses incurred by Indemnitee in cooperating with or acting at the request of the Indemnitor. This Section 8.1(e) shall not apply to any Tax matters, which shall be governed by Article IX.

(f)         Direct Claim. Any Direct Claim will be asserted by giving the Indemnitor reasonably prompt written notice thereof, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable, after the Indemnitee becomes aware of such Direct Claim, but the failure to give timely notice will not affect the rights or obligations of the Indemnitor except and only to the extent that, as a result of such failure, the Indemnitor was prejudiced. The Indemnitor will have a period of such sixty (60) days within which to respond to such Direct Claim. If the Indemnitor rejects such Direct Claim, the Indemnitee will be free to seek enforcement of its rights to indemnification under this Agreement.

8.2                    Payment. In the event that a Party is required to make an indemnity payment under this Agreement, such Party shall pay the Indemnitee the amount so determined within fifteen (15) Business Days following an agreement between Buyer and Seller or other final determination that an indemnity amount is payable. Upon making any indemnity payment, the Indemnitor will, to the extent of such indemnity payment, be subrogated to all rights of the Indemnitee against any other Person in respect of the Losses to which the indemnity payment relates; provided, however, that, until the Indemnitee recovers full payment of its Losses, any and all claims of the Indemnitor against any such other Person on account of said indemnity payment is hereby made expressly subordinate and subject in right of payment to the Indemnitee’s rights against such other Person.

8.3                    No Duplication of Claims. No Indemnitee shall be entitled to recover Losses in respect of any claim or otherwise obtain reimbursement or restitution more than once in respect of any one such breach or any fact, event or circumstance or related set of facts, events or circumstances. Notwithstanding the preceding, in the event that a separate action is brought with respect to any fact, event or circumstance that gave rise to a previous claim if an Indemnitee suffers additional Losses with respect thereto, such Losses shall not be limited by this Section 8.3. Without limitation of the foregoing, the Parties agree that matters covered by post-Closing settlement adjustments pursuant to Section 2.6 and paid in accordance therewith shall not be the subject of indemnification claims under Article VIII.

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8.4                     Exclusive Remedy. Except for the rights of the Parties under the Non-Competition Agreements, the right of each Indemnitee to assert indemnification claims and receive indemnity payments under this Agreement shall be the sole and exclusive right and remedy exercisable by such Indemnitee with respect to any Loss arising out of any breach by an Indemnitor of any representation, warranty, covenant or agreement of such Indemnitor set forth in this Agreement, or related in any way to this Agreement or the transactions contemplated hereby. Except for the rights of the Parties under the Non-Competition Agreements, no Indemnitee shall have any other remedy (statutory, equitable, common law or otherwise) against an Indemnitor with respect thereto, all such other remedies hereby being waived.

8.5                    Purchase Price Adjustment. Any payment made pursuant to this Article VIII or Article IX shall be treated as an adjustment to the Purchase Price for federal, state, local and foreign Tax purposes, to the extent permitted by Applicable Law.

8.6                    Survival. All representations, warranties and pre-Closing covenants of the Parties contained in this Agreement shall survive the Closing Date for a period of one (1) year; except that the representations and warranties of the Parties set forth in Sections 3.7, 3.10, 3.13, 3.18(b) 3.18(c) and 4.7 shall survive the Closing Date until the expiration of the applicable statute of limitations for such representations and warranties. Post-Closing covenants of the Parties contained in this Agreement shall survive the Closing Date indefinitely except as otherwise expressly provided herein. Notwithstanding anything in this Section 8.6, all covenants relating to Tax matters shall remain in full force and effect in accordance with their respective terms.

ARTICLE IX

TAX MATTERS

9.1                    Indemnity.

(a)         Except as set forth in Section 9.11, Seller agrees to indemnify and hold harmless Buyer against the following Taxes and against any Losses (collectively, “Indemnified Tax Items”): (i) with respect to Tax periods or portions thereof ending before the Closing Date (“Pre-Closing Taxable Period”), Taxes imposed on or that relate to the Assets or the Business, or to which the Assets or the Business may be subject, levied or assessed; (ii) with respect to Tax periods beginning before the Closing Date and ending after the Closing Date (“Straddle Period”), Taxes imposed on or that relate to the Assets or the Business, or to which the Assets or the Business may be subject, levied or assessed, which are allocable, pursuant to Section 9.1(b), to the portion of such period ending on the Closing Date; (iii) Taxes resulting from or attributable to the Excluded Assets; (iv) Tax liabilities and obligations that are an Excluded Liability; (v) any breach or inaccuracy of the representations or warranties made by Seller in Section 3.10; and (vi) any and all Taxes of any member of a consolidated, affiliated, combined, or unitary group of which the Seller (or any predecessor of the Seller) is or was a member imposed under Treasury Regulation Section 1.1502-6 or under any comparable or similar provision under state, local or foreign Tax law and including any liability for Taxes as transferee or successor or pursuant to any contractual obligation for any taxable period that ends (or deemed pursuant to Section 9.1(b) hereof to end) on or before the Closing Date. Buyer shall be solely responsible for Taxes imposed on or that relate to the Assets for taxable periods beginning

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after the Closing Date (“Post-Closing Taxable Period”) and the amount of Taxes determined under Section 9.1(b) of this Agreement to be allocable to the period beginning after the Closing Date).

(b)        In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall be:

(i)         in the case of Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale or other transfer or assignment of property (including real or personal, tangible or intangible, but excluding Transfer Taxes imposed as a result of the assignments pursuant to this Agreement, as provided under Section 9.7), or (C) payroll or similar Taxes, deemed equal to the amount which would be payable if the Tax year ended on the Closing Date; and

(ii)         in the case of Taxes imposed on a periodic basis with respect to the Assets, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in such Straddle Period. Notwithstanding anything in this Section 9.1(b)(ii), the Seller shall be responsible for all Taxes other than income Taxes that are payable with respect to the Assets in those jurisdictions in which the assessment or lien date (i.e., the date on which the liability becomes affixed or assignable to the Assets) falls on or before the Closing Date.

9.2       Returns. Seller shall prepare and file or otherwise furnish in proper form to the appropriate Governmental Entity (or cause to be prepared and filed or so furnished) in a timely manner (subject to permissible extensions) all Tax Returns with respect to a Pre-Closing Taxable Period relating to the Business or the Assets. The Seller shall pay or cause to be paid any and all Taxes shown as due on such Tax Returns, and all other Taxes whether or not shown as due on such Tax Return that are due and payable. Notwithstanding any other provision in this Article IX, any Tax Return relating to a Pre-Closing Taxable Period which is required to be filed by the Buyer shall be prepared by the Seller, submitted by the Seller to the Buyer no later than 20 days before the due date of such Tax Return and, subject to Buyer’s approval, filed by the Buyer. With respect to Tax Returns for a Straddle Period where each of the Buyer and the Seller are liable for Taxes in accordance with Section 9.1(b), Buyer shall prepare and timely file all Tax Returns required to be filed after the Closing Date with respect to the Assets, if any, and shall timely pay all Taxes shown to be due on such Tax Returns. The Seller shall reimburse Buyer for the portion of such Taxes allocated to the Seller in accordance with this Agreement within (10) business days of written notice from the Buyer. Buyer’s preparation of such Tax Returns shall be submitted to the Seller for comments. Buyer shall make each such Tax Return available for the Seller’s review no later than ten (10) business days prior to the due date for filing such Tax Return, it being understood that no provision in this Section 9.2 shall limit Buyer’s obligation to timely file such Tax Return and timely pay all Taxes shown to be due thereon.

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9.3                     Tax Disputes and Contests.  (a)   In the event that a dispute arises between Seller and Buyer as to the amount of Taxes payable, the Parties shall attempt in good faith to resolve such dispute, and any amount so agreed upon shall be paid to the appropriate Party. If such dispute is not resolved within thirty (30) days thereafter, the Parties shall submit the dispute to the Independent Accountants for resolution, which resolution shall be final, conclusive and binding on the Parties. Notwithstanding anything in this Agreement to the contrary, the fees and expenses of the Independent Accountants in resolving the dispute shall be borne equally by Seller and Buyer. Any payment required to be made as a result of the resolution of the dispute by the Independent Accountants shall be made within fifteen (15) Business Days after such resolution.

(b)       After the Closing, each Party shall promptly notify the other Party in writing of any written notice of a Tax Proceeding received by the first Party which, if determined adversely to the taxpayer, would be grounds for indemnification under this Agreement; provided, however, that a failure to give such notice will not affect the first Party’s right to indemnification under this Agreement except to the extent, if any, that such failure prejudices the other Party.

(c)       In the case of a Tax Proceeding that relates to a Straddle Period with respect to which Seller is required to indemnify Buyer, the Buyer shall have the exclusive right to control such Tax Proceedings, provided that the Seller and counsel of its choosing shall have the right to participate in all material aspects of the prosecution or defense of such Tax Proceeding and the Buyer or Buyer’s representative, as the case may be, shall inform the Seller in advance of the date, time, and place of all material administrative or judicial meetings, conferences, hearings, and other proceedings relating to such Tax Proceeding and shall provide the Seller all reasonable information document requests and other material documents relating to such Tax Proceedings upon receipt from, or in advance of submission to (as the case may be), the relevant taxing authority. The Seller shall be entitled to have its representatives attend any such administrative or judicial meeting, conference, hearing or other proceeding. All costs, fees and expenses associated with such Tax Proceeding shall be borne by the Seller and Buyer in the same ratio as the ratio in which, pursuant to the terms of Section 9.1(b), the Seller and Buyer would share the responsibility for payment of such Taxes asserted by the taxing authority in its claim or assessment if such claim or assessment were sustained in its entirety; provided, however, that in the event that any party hereto retains its own advisors or experts in connection with any such Tax Proceeding, the costs and expenses thereof shall be borne solely by such party.

9.4                    Time of Payment. Unless otherwise provided in this Article IX payment by a Party of any amounts due under this Article IX in respect of Taxes shall be made (a) at least three (3) Business Days before the due date of the applicable Tax Return (taking into account all applicable extensions) required to be filed by the other Party on which is required to be reported income for a period for which the first Party is responsible under Section 9.1, and (b) within fifteen (15) Business Days following an agreement between Seller and Buyer that an indemnity amount is payable, an assessment of a Tax by a taxing authority, or a “determination” as defined in Section 1313(a) of the Code. If liability under this Article IX is in respect of Losses other than Taxes, payment by the indemnifying Party of any amounts due under this Article IX shall be made within fifteen (15) Business Days following an agreement between Seller and Buyer or other determination that an indemnity amount is payable.

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9.5                    Cooperation and Exchange of Information. Each Party on demand shall furnish the other with Tax receipts, books, records and any other documentation necessary to comply with this Article IX, prepare Tax Returns, and respond to any Tax Proceeding. Each Party shall provide written notice to the other if it learns that any Governmental Entity may take a position inconsistent with this Agreement. All books, records and information obtained pursuant to this Section 9.5 or pursuant to any other Section in this Agreement that provides for the sharing of books, records and information or review of any Tax Return or other instrument relating to Taxes shall be kept confidential by the parties hereto.

9.6                    Transfer Taxes and Fees.        (a)       Notwithstanding Section 9.1(a)(vi), Buyer shall be liable for and shall hold Seller harmless against any sales, use, transfer, gains, value added, stock transfer, stamp taxes, any transfer, recording, registration and other fees, and any other similar Taxes (the “Transfer Taxes”) and all permit or license (including software license) transfer or reissuance fees or payments (“Transfer Fees”), if any, which become payable in connection with the transactions contemplated by this Agreement, whether imposed on Buyer or Seller, and Buyer, at its own expense, will file, to the extent required by Applicable Law, all necessary documentation with respect to all such Transfer Taxes, and, if required by Applicable Law, Seller will join in the execution of any such documentation and will take such positions therein as are reasonably requested by Buyer, provided that Seller shall not be required to take a position adverse to its own posture with regard to Taxes.

(b)       If, prior to the Closing Date, a Governmental Entity issues an assessment of the value of any Asset and such assessment could affect any Tax liability of Buyer or its Affiliates following the Closing Date (including, without limitation, assessments affecting the valuation of the Business or the Assets), Seller shall immediately notify Buyer of such assessment. To the extent permissible under Applicable Law, Seller shall take any actions necessary to authorize and enable Buyer to act on its behalf in pursuing such appeal. If such actions are not permissible, then upon the request of Buyer, Seller shall pursue such appeal in its own name, subject to reimbursement by Buyer for its out-of-pocket expenses reasonably incurred in connection with such appeal. Seller shall not settle or compromise any such assessment or fail to take any action necessary to preserve Buyer’s right to pursue such an appeal without the consent of Buyer.

9.7                    Pre-Closing Restrictions. During the period from the date hereof to the Closing Date, if the Seller (A) makes or revokes any election or changes any tax accounting practices, procedures or methods relating to any amount of Taxes of the Seller or settles or compromises any Tax Proceeding or other controversy relating to any increase or decrease in amount of Taxes of the Seller, or enters into any other agreement to do any of the foregoing that will increase any Taxes with respect to the Assets for any Post-Closing Taxable Period or portion of a Straddle Period beginning after the Closing Date, or (B) prepares or files any Tax Return in a manner inconsistent with past practice and custom that will increase any Taxes with respect to the Assets for any Post-Closing Taxable Period or portion of a Straddle Period beginning after the Closing Date, then the Seller shall indemnify and hold harmless Buyer for any and all increases in such Taxes and any and all related Losses.

9.8                    Sales Tax Previously Paid by Seller. In connection with Unbilled Revenue Amounts provided in Section 2.4(b), if (A) the Seller has made a sales Tax payment to

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the applicable Governmental Entity prior to the Closing Date that is directly related to the service provided, and (B) the Buyer receives a sales tax payment from the Customer that (i) is directly related to the Unbilled Revenue Amount for which service was provided and (ii) is directly related to the payment made by the Seller in this Section 9.8, then the Buyer shall reimburse the Seller the amount of such sales Tax payment received by the Buyer, provided that such reimbursement shall not be greater than the amount of sales Tax previously remitted by the Seller to such Governmental Entity with respect to such Unbilled Revenue Amount.

9.9              Miscellaneous. Section 8.5 shall apply to all payments made under this Article IX.

9.10            Tax Sharing Agreements. The Buyer shall not have any liability under any Tax sharing agreement or similar contract or arrangement for which the Seller is liable pursuant to such agreement, contract, or other arrangement. The Seller shall indemnify the Buyer for all payments that the Buyer is required to make pursuant to this Section 9.10 under Applicable Law.

9.11            Reimbursements for Taxes. Effective upon Closing, Buyer shall be responsible for, and shall have an obligation to reimburse Seller for, all amounts paid in respect of Taxes on account of the Assets for the period commencing on the Determination Date and ending on the Closing Date.

9.12            Bulk Transfer Laws. Prior to the Closing Date, the Seller shall comply, to the extent applicable by the transactions contemplated by this Agreement, with the requirements of all applicable bulk sale, bulk transfer, and similar laws in all jurisdictions, provided that this Section 9.12 shall only apply as to tax matters. For the avoidance of doubt, compliance by Seller with the provisions of this Section 9.12 shall not be a condition precedent to Closing.

9.13            Conflicts. In the event of a conflict between this Article IX and any other provision in this Agreement, this Article IX shall govern and control.

ARTICLE X

TERMINATION

10.1            Termination. This Agreement may be terminated at any time prior to the Closing solely as follows:

(a)         by Seller or Buyer, if the Closing has not occurred for whatever reason by 5:00 p.m., Eastern time, on the Termination Date (unless extended in writing by the Parties) provided that a Party in material breach of this Agreement may not terminate this Agreement pursuant to this Section 10.1(a);

(b)	by mutual written consent of Seller and Buyer;

(c)         by Buyer, so long as Buyer is not then in material breach of its obligations under this Agreement, upon a material breach of any covenant or agreement on the part of Seller set forth in this Agreement and such breach (i) cannot be cured by Seller or (ii) if curable, is not

56

cured within ten (10) days of the date on which Seller receives written notice thereof from Buyer;

(d)        by Seller, so long as Seller is not then in material breach of its obligations under this Agreement, upon a breach of any covenant or agreement on the part of Buyer set forth in this Agreement and such breach (i) cannot be cured by Buyer or (ii) if curable, is not cured within ten (10) days of the date on which Buyer receives written notice thereof from Seller; or

(e)         by Buyer or Seller, if any competent Governmental Entity shall have issued an order, decree or ruling or taken any other action, which permanently enjoins or prevents or otherwise prohibits the acquisition by Buyer of the Assets and such order, decree, ruling or other action shall have become final and nonappealable.

10.2            Effect of Termination. If a Party terminates this Agreement under any provision of Section 10.1, then such Party shall promptly give notice to the other Party specifying the provision hereof pursuant to which such termination is made, and upon delivery of such notice this Agreement shall become void and have no effect. If this Agreement is terminated as permitted by Section 10.1, such termination shall be without liability of any Party (or any Affiliate, shareholder, partner, member, director, manager, officer, employee, agent, consultant or representative of such Party) other than Buyer’s obligations under Section 7.8, and each Party’s obligations under Sections 1.1, 7.7 and 7.12 and Articles X and XI, each of which shall survive the termination hereof. Nothing in this Section 10.2 shall be deemed to release any Party from any liability for any material breach by such Party of the terms and provisions of this Agreement occurring before such termination.

10.3            If this Agreement is terminated for any reason in its entirety (and not pursuant to the terms of Section 10.4 below) at any time after the Determination Date but prior to the Closing Date, Buyer agrees to return to Seller any and all Assets of Seller which are in Buyer’s possession, including all Books and Records and all copies thereof, and both Parties agree to use commercially reasonable efforts to “unwind” the transaction such that both Parties shall be in the same position they were in prior to the consummation of any of the transactions contemplated herby or by any of the Determination Loan Documents.

10.4            Special Termination Provisions with respect to Pipeline Assets. At its sole option after the completion of due diligence, Buyer may, by written notice to Seller, terminate its obligation to purchase the Pipeline Assets at any time prior to and including on the Closing Date. Such termination may be a result of various perceived risks to Buyer, including without limitation, (a) Seller’s noncompliance with the Retail Contracts related to the Pipeline Assets, (b) the failure to obtain clear title to rights of way in respect of the Pipeline Assets, (c) insufficient insurance in place, (d) failure to obtain the necessary regulatory consents or Governmental Approvals, or (e) potential liabilities or claims, or material risks, in each case to the extent such liabilities, claims or risks would have a Material Adverse Effect. Upon termination pursuant to this Section 10.4, the remainder of the transactions contemplated hereby shall go forward and the Closing Date shall occur without the purchase by Buyer of the Pipeline Assets, and the Purchase Price shall be reduced by an amount equal to $750,000.

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ARTICLE XI

MISCELLANEOUS

11.1       Setoff. (a)   Either Party shall have the right to setoff, net, off-set, or otherwise combine accounts or obligations owed to the other Party or any of its Affiliates under any other agreement(s), instrument(s) or undertaking(s), against any amounts owed or otherwise accrued and payable (regardless of whether such amounts have been or could be invoiced) as of the applicable date of determination by such Party to the other Party or any of its Affiliates under this Agreement; provided that such amounts shall be in respect of (a) such Party’s liabilities as set forth under this Agreement or the Transition Services Agreement and incurred prior to the Closing Date, (b) all other amounts in connection with the Assets and/or the Business that are not paid by Seller prior to the Closing Date which related to costs and expenses incurred prior to the Determination Date, including the penalties described in Section 2.6(h), (c) indemnities owed by such Party under this Agreement and/or (d) amounts owed to the other Party with respect to true-up calculations performed pursuant to the terms hereof.

11.2       Notice. All notices, requests, statements or payments shall be made as specified below. All notices are required to be in writing and shall be delivered by letter, facsimile or other documentary form. Notice by facsimile or hand delivery shall be deemed to have been received by the close of the Business Day on which it was transmitted or hand delivered (unless transmitted or hand delivered after close of business in which case it shall be deemed received at the close of the next Business Day). Notice by overnight mail or courier shall be deemed to have been received two (2) Business Days after it was sent. A Party may change its addresses by providing notice of same in accordance herewith. Notices shall be sent as follows:

If to Seller, to:

PS Energy Group Inc.

2987 Clairmont Road, Suite 500

Atlanta, GA 30328

Attn: Livia Whisenhunt, President

Fax No.: 404.321.3938

With a copy (which shall not constitute notice) to:

Smith, Gambrell & Russell, LLP

1230 Peachtree Street, NE

Promenade II, Suite 3100

Atlanta, GA 30309-3592

Attn: Brian Hall

Fax No.:  404-685-6837

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If to Buyer, to:

MXenergy Inc.

595 Summer Street, Suite 300

Stamford, Connecticut 06901

Attention:	Carole R. Artman-Hodge

Executive Vice President

Fax No.: 203.975.9659

With a copy to:

MXenergy Inc.

595 Summer Street, Suite 300

Stamford, Connecticut 06901

Attention: Legal Department

Fax No.: 203.316.0417

11.3            No Third Party Beneficiaries. Nothing in this Agreement will provide any benefit to any Third Party or entitle any Third Party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement will not be construed as a Third Party beneficiary contract except with respect to the Buyer Indemnified Group and the Seller Indemnified Group, who may have rights under this Agreement under Article VIII provided that any claims to be brought by the Buyer Indemnified Group or the Seller Indemnified Group under Article VIII will be brought by Buyer or Seller as applicable. No member of the Seller Indemnified Group or the Buyer Indemnified Group, other than Buyer or Seller, shall be required to consent to any amendment to this Agreement.

11.4            GOVERNING LAW; CONSENT TO JURISDICTION.

(a)  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF GEORGIA, WITHOUT REGARD TO ITS CONFLICT OF LAWS RULES OR PRINCIPLES.

(b)  THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF GEORGIA, AND THE FEDERAL COURTS IN AND FOR THE NORTHERN DISTRICT OF GEORGIA LOCATED IN FULTON COUNTY, GEORGIA, IN CONNECTION WITH ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND EACH PARTY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH DISPUTE OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH COURTS. THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS

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CONTEMPLATED HEREBY BROUGHT IN SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE. EACH PARTY AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

11.5            Entire Agreement. This Agreement, the Determination Date Loan Documents, the Schedules and Exhibits hereto and thereto and the Confidentiality Agreement contain the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersede and cancel any and all prior agreements between the Parties as to the matters covered herein. There are no agreements, understandings, representations, or warranties between the Parties other than those set forth or referred to herein.

11.6            Assignment and Binding Effect. No Party hereto may assign this Agreement or its rights or obligations hereunder without the prior written consent of the other Party, which consent may be granted or withheld in such other Party’s sole discretion and any attempted assignment in contravention of the foregoing shall be null and void. All covenants, agreements, representations, warranties and undertakings contained in this Agreement by and on behalf of Seller shall be binding on its respective successors and permitted assigns and inure to the benefit of Buyer and its successors and permitted assigns, whether so expressed or not.

11.7            Amendments. No amendment, modification or change to this Agreement will be enforceable unless reduced to writing and executed by duly authorized representatives of all Parties.

11.8            Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all Applicable Laws. If any provision of this Agreement, or the application thereof to any Person or circumstance, is for any reason or to any extent invalid or unenforceable, the remainder of this Agreement and the application of such provision to the other persons or circumstances shall not be affected thereby, but rather is to be enforced to the greatest extent permitted by Applicable Law, unless the severance of any such provision from the remainder of this Agreement would change the economic substance of the Agreement as a whole in a manner that is materially adverse to any Party (and such change is not waived in writing by such affected Person).

11.9            No Implied Waivers. Except as expressly provided for herein, no waiver of any of the terms and conditions of this Agreement shall be effective unless in writing and signed by the party against whom such waiver is sought to be enforced. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given. The failure of a party to insist, in any instance, on the strict performance of any of the terms and conditions hereof shall not be construed as a waiver of such party’s right in the future to insist on such strict performance.

11.10          Expenses. Except as otherwise expressly provided in this Agreement, all fees and expenses, including fees and expenses of counsel and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fee or expense. For the avoidance of doubt, all switching fees imposed by

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the applicable LDC, including but not limited to AGL, if any, and on account of the bulk change of Customers from Seller to Buyer shall be borne solely by Seller, whether or not such switching fees are incurred prior to or after the Determination Date, and all other switching fees shall be by the Buyer.

11.11          No Joint Venture. Nothing contained in this Agreement creates or is intended to create an association, trust, partnership, or joint venture or impose a trust or partnership duty, obligation, or liability on or with regard to any Party.

11.12          Joint Negotiation This Agreement shall be considered for all purposes as prepared through the joint efforts of the Parties, and shall not be construed against one Party as a result of the preparation, submission or other event of negotiation, drafting or execution hereof.

11.13          Authority. Each Party hereto and each person executing this Agreement on behalf of a Party hereto hereby represents and warrants that the person or Party executing this Agreement is duly authorized to do so.

11.14          No Recourse. No past, present or future shareholder, partner, member, manager, director, officer, employee, incorporator, attorney, accountant, agent or other representative of any Party hereto or any Affiliate thereof shall have any liability for any obligations of such Party hereto under this Agreement or for any claim based on, in respect of or by reason of such obligations or their creation.

11.15          Disclosure Schedule. Each Schedule to this Agreement, including the Disclosure Schedule, to this Agreement shall be deemed to include and incorporate all disclosures made on the other Schedules to this Agreement and, to the extent relevant to such Schedule and if the applicability to such Schedule is reasonably apparent on its face. Certain information set forth in the Schedules to this Agreement, including the Disclosure Schedule, is included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules, including the Disclosure Schedule, is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules to this Agreement, including the Disclosure Schedule, in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in a Schedule to this Agreement, including the Disclosure Schedule, is or is not material for purposes of this Agreement.

11.16          Counterparts. This Agreement may be executed in several counterparts, including through facsimile signatures, each of which is an original and all of which constitute one and the same agreement. No Party shall become bound by this Agreement or any other instrument executed by counterpart until all Parties hereto have affixed their respective signatures hereto.

[Signature pages follow.]

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IN WITNESS WHEREOF, the Parties have signed this Agreement in multiple counterparts, all as of the date first above written.

SELLER:

PS ENERGY GROUP, INC.

By:        /s/ Livia Whisenhunt

Name: Livia Whisenhunt
Title: President and CEO

Executed on: November 9, 2007

BUYER:

MXENERGY INC.

By: /s/ Carole R. Artman-Hodge

Name: Carole R. Artman-Hodge
Title: Executive Vice President

Executed on: November 9, 2007

Exhibit A

Form of Assignment and Assumption Agreement

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment”) is made and entered into as of this ___ day of November, 2007, by and between PS Energy Group, Inc., a Georgia corporation (“Assignor”), and MXenergy Inc., a Delaware corporation (“Assignee”).

RECITALS

A.         Assignor and Assignee are parties to that certain Asset Purchase Agreement effective as of October 31, 2007 (the “Purchase Agreement”), pursuant to which Assignor has agreed to sell to Assignee, and Assignee has agreed to purchase from Assignor, the Assets (as defined in the Purchase Agreement), as provided in the Purchase Agreement.

B.         The Purchase Agreement provides that the Assumed Liabilities (as defined in the Purchase Agreement) shall be assumed by the Assignee.

NOW, THEREFORE, in consideration of the transactions contemplated in the Purchase Agreement and the covenants and promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENTS

1.         Capitalized Terms. Unless otherwise defined herein, capitalized terms shall have the meanings set forth in the Purchase Agreement.

2.	Assignment and Acceptance.

(a)   Assignor hereby irrevocably and unconditionally assigns, sells, transfers, sets over and delivers to Assignee, free and clear of all Encumbrances except Permitted Encumbrances, all of Assignor’s right, title and interest in, to and under the Assets effective as of the Closing Date. ASSIGNOR IS ASSIGNING THE ASSETS ON AN “AS IS” AND “WHERE IS” BASIS, AND MAKES NO WARRANTIES OR REPRESENTATIONS OF ANY KIND OR NATURE REGARDING THE ASSETS, WHETHER EXPRESS, IMPLIED, WRITTEN, OR ORAL, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO THE MERCHANTABILITY OF THE ASSIGNED ASSETS OR THE FITNESS OF THE ASSIGNED ASSETS FOR USE FOR A PARTICULAR PURPOSE, OTHER THAN AS EXPRESSLY SET FORTH IN ARTICLE III OF THE PURCHASE AGREEMENT AND THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 6.2(a).

(b)  Assignee hereby accepts such assignment by Assignor effective as of the Closing Date.

3.         Assumption. Assignee hereby assumes and agrees to pay, perform and discharge in accordance with their terms, to the extent not heretofore paid, performed or discharged, all of the Assumed Liabilities.

4.         Binding Effect. This Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

5.         Conflicts. This Assignment is made expressly subject to all of the terms, conditions and provisions of the Purchase Agreement and, in the event of any conflict between the terms hereof and the terms of the Purchase Agreement, the terms of the Purchase Agreement shall govern.

6.         Further Assurances. Each of the Parties will do, execute, acknowledge and deliver at its expense any and all such other and further acts, deeds, assignments, transfers, conveyances, confirmations, powers of attorney and any instruments of further assurance, approvals and consents as the other Party may hereafter reasonably deem necessary or proper in order to carry out the intent and purposes of this Assignment.

7.         Headings; Plurals. Paragraph headings have been inserted herein for convenience of reference only and shall not be construed to be a part of this Assignment or as defining or limiting, in any way, the scope or intent of the provisions hereof. Unless the context otherwise requires, words in the singular include the plural, and words in the plural include the singular.

8.         No Oral Change. This Assignment may only be modified, amended, changed, discharged or terminated by an agreement in writing signed by the party against whom the enforcement of the modification, amendment, change, discharge or termination is sought.

9.         Severability. If any provisions of this Assignment shall be held invalid or unenforceable by any court of competent jurisdiction, the remainder of this Assignment shall not be affected thereby and each other term, covenant, condition, and provision shall be valid and enforceable to the fullest extent permitted by law.

10.       Governing Law. The performance and interpretation of this Assignment shall be controlled by the substantive laws of the State of Georgia without giving effect to any conflict of law principles.

11.       Counterparts. This Assignment may be executed in any number of duplicate originals, and each such duplicate original shall be deemed to constitute but one and the same instrument. All signatures of the Parties to this Assignment may be transmitted by facsimile, and such facsimile will, for all purposes, be deemed to be the original signature of such Party whose signature it reproduces, and will be binding upon such Party.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be executed by their duly authorized representatives as of the date first set forth above.

ASSIGNOR:

PS ENERGY GROUP, INC.

By:________________________________________

Name:

Title:

ASSIGNEE:

MXENERGY INC.

By:________________________________________

Name:

Title:

Exhibit B

Form of Non-Competition Agreement

NON-COMPETITION AGREEMENT

This Non-Competition Agreement (this “Agreement”) is made and entered into as of ________________________, 2007, by and between PS Energy Group, Inc., a Georgia corporation (“Seller”) and MXenergy Inc., a Delaware corporation (“Buyer”) (each a “Party” and collectively, the “Parties”).

Recitals

WHEREAS, the Buyer and Seller have entered into an Asset Purchase Agreement dated as of October 31, 2007, whereby Seller agreed to sell to Buyer its retail gas service contracts and certain assets related thereto (the “Purchase Agreement”).

WHEREAS, it is a condition of the Purchase Agreement that Seller enter into this Agreement;

WHEREAS, Seller owns, directly or indirectly, the Assets (as defined in the Purchase Agreement), and is entitled to consideration from the sale of the Assets to Buyer; and

WHEREAS, Seller is willing to enter into this Agreement.

Agreements

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants set forth herein, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties hereto covenant and agree as follows:

1.2        Definitions/Procedural Conventions Unless otherwise expressly indicated, capitalized terms used and not defined herein shall have the meanings set forth in the Purchase Agreement, and all rules as to usage and procedural conventions set forth in the Purchase Agreement shall govern this Agreement unless otherwise provided herein.

1.3        Acknowledgment of Certain Consideration Seller acknowledges that Seller will benefit substantially from the sale of the Assets to Buyer, and that the covenants of Seller contained in this Agreement form a material part of the inducement of Buyer to purchase the Assets. In accordance with the foregoing, the covenants of Seller set forth in this Agreement are separate and independent covenants for which valuable consideration has been paid, the receipt, adequacy and sufficiency of which are acknowledged by Seller, and have also been made by Seller to induce Buyer to purchase the Assets.

1.4        Non-Competition; Non-Solicitation .Seller agrees that, from and after the date hereof until ______________________, 2008, (“Termination Date”) it will not permit any Seller Affiliate (as defined below), directly or indirectly, to engage in or participate in the ownership, management, operation or control of, or be connected as principal, employer, advisor, stockholder or partner or have any equity interest in any Person engaged in, any Competitive Operation (defined below) in the Competitive Area (as defined below).

(a)               The term “Seller Affiliate” means PS Energy Group, Inc., a Georgia corporation, and any subsidiary that it controls. The term “control” as used in this definition means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a person or entity, through the ownership of 50% or more of the voting securities of such person. The term “Competitive Operation” means sales of natural gas to (i) end use customers in the Competitive Area with aggregate annual demand for all of such customer’s locations within the Competitive Area, of 10,000 dekatherms or less per calendar year and (ii) the Persons listed on Schedule 1.3(a) for their purchases in the Competitive Area. The term “Competitive Area” means the service areas of Atlanta Gas and Light in Georgia.

(b)               Notwithstanding the foregoing, any activity that satisfies one of the following provisions, even if it does not satisfy one or more of the other provisions, shall be permitted under this Agreement and shall not be a violation of the covenant not to compete set forth above in this Section 1.4(b):

(i)

any Seller Affiliate may own, directly or indirectly, securities (other than publicly traded securities, which are permitted to be owned to the extent provided herein) of any Person engaged in a Competitive Operation if such Seller Affiliate does not, directly or indirectly, beneficially own in the aggregate more than 20% of all classes of outstanding equity securities/equity interests of such Person;

(ii)

a Seller Affiliate may sell natural gas on a wholesale basis to any aggregators, utilities, local distribution companies, municipalities, or wholesale purchasers and provide services to aggregators, utilities, local distribution companies, municipalities or wholesale suppliers, and other Persons not under the control of a Seller Affiliate who are engaged in Competitive Operations; or

(iii)	a Seller Affiliate may sell any energy product, including without limitation petroleum products and propane gas, in the Competitive Area.

(c)               It is agreed by the Parties that the foregoing covenants in this Section 1.4 impose a reasonable restraint on the Seller Affiliate.

(d)               The Parties hereto hereby agree that if any Seller Affiliate violates or threatens to violate any of the relevant provisions of this Section 1.4, it would be difficult to determine the entire cost, damage or injury which Buyer would sustain. Accordingly, Seller acknowledges that if any Seller Affiliate violates or threatens to violate any of the relevant provisions of this Section 3, Buyer may have no adequate remedy at law. In that event, Buyer shall have the right, in addition to any other rights that may be available to it, to obtain without the posting of bond in any court of competent jurisdiction injunctive relief to restrain any violation or threatened violation of any provision of this Section 1.4 or to compel specific performance of one or more obligations under this Section 1.4. The seeking or obtaining of such injunctive relief shall not foreclose or in any way limit the right of Buyer to obtain a money judgment for any loss to Buyer that may result from any breach of any provision of Section 3. Seller acknowledges and agrees that it shall be liable for any violation or threatened violation of any of the relevant provisions of this Section 1.4 by any Seller Affiliate.

1.5        Notices All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given and received when sent by fax or delivered personally on the first Business Day after being sent by nationally recognized overnight delivery service or on the third Business Day after being sent by registered or certified U.S. mail (postage prepaid, return receipt requested) to the Parties at the fax number or address set forth on the signature pages to this Agreement.

1.6        Successor Obligations and Assignment . The rights and obligations of Buyer under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of Buyer. Seller cannot assign any rights or obligations under this Agreement.

1.7	General.

(a)               Amendment. This Agreement may be amended only by an instrument in writing executed by authorized representatives of Buyer and Seller.

(b)               Severability. If any part of this Agreement is held by a court to be unenforceable or invalid, the remaining provisions shall remain valid and enforceable.

(c)               Waivers. The Parties acknowledge that any delay, waiver or omission by either Party to exercise any right or power arising from any breach or default by the other Party with respect to any of the terms, provisions or covenants of this Agreement shall not be construed to be a waiver by the non-defaulting Party of any subsequent breach or default of the same or other terms, provisions or covenants. No waiver of any right or power by either Party under this Agreement shall be deemed effective unless in writing, signed by the waiving Party.

(d)               Counterparts. The Parties may execute this Agreement in counterparts, each of which shall be deemed an original as against any Party who has signed it and together shall constitute one and the same instrument.

(e)               Not for Benefit of Third Parties. Except as otherwise expressly provided herein, this Agreement and each and every provision hereof is for the exclusive benefit of Buyer and the Seller, and is not for the benefit of any Third Party.

(f)                Governing Law. This Agreement shall be construed in accordance with the laws of the State of Georgia and the obligations, rights and remedies of the Parties hereunder shall be determined in accordance with the laws of the State of Georgia.

(g)               Force Majeure. Neither Party hereto shall be considered in default in the performance of any obligations hereunder, except the obligations to make payments, to the extent that the performance of such obligation is prevented or delayed by any cause, existing or future, that is beyond the reasonable control of such Party, including changes in applicable law and action or delay by the other Party or its contractors.

(h)               Assignment. The Parties shall not assign their respective rights or duties under this Agreement, including by operation of law, without the prior written approval of the other Party. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and all of their successors and permitted assigns. Any assignment that does not comply with the provisions of this Section 1.6(h) shall be null and void.

(i)                Dispute Resolution. In the event of any controversy between the Parties arising out of this Agreement, the Parties shall use good faith efforts, for a period of thirty (30) days following notice by a Party to the other Party that a controversy exists, to resolve the controversy through settlement and compromise. Pending the completion of any proceedings, payments not in dispute shall continue to be made, and obligations not in dispute performed.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

SELLER:	PS ENERGY GROUP, INC.
By: __________________________ Name: ________________________ Title: _________________________

Information for Notices:

2987 Clairmont Road, Suite 500

Atlanta, GA 30328

Attention: Livia Whisenhunt

Fax No.: 404.321.3938

BUYER:	MXENERGY INC.

By: __________________________ Name: ________________________ Title: _________________________

Information for Notices:

595 Summer Street, Suite 500

Stamford, CT 06901

Attention: Legal Department

Fax No.: 203.316.0417

SCHEDULE 1.3(a)

Current Customers

Exhibit C

Form of Transition Services Agreement

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (“Agreement”), dated as of __________________, 2007, between PS Energy Group, Inc., a Georgia corporation (“Service Provider”) and MXenergy Inc., a Delaware Corporation (“Buyer”) (each a “Party” and collectively, the “Parties”).

WHEREAS, the Parties have entered into an Asset Purchase Agreement dated as of October 31, 2007, whereby Service Provider agreed to sell to Buyer its retail gas service contracts and certain assets related thereto (the “Purchase Agreement”);

WHEREAS, Buyer desires to secure certain services from Service Provider and Service Provider is willing, under the terms of this Agreement, to make available to and permit Buyer to utilize the services of Service Provider in the performance and handling of certain matters in return for compensation paid by Buyer to Service Provider as hereinafter provided.

NOW, THEREFORE, the Parties hereto agree as follows:

1.          Definitions/Procedural Conventions. Unless otherwise expressly indicated, capitalized terms used and not defined herein shall have the meanings set forth in the Purchase Agreement, and all rules as to usage and procedural conventions set forth in the Purchase Agreement shall govern this Agreement unless otherwise provided herein.

2.	Term of Agreement.

(a)        The “Initial Transition Period” shall commence as of the date of the execution by the Parties of the Purchase Agreement and shall continue in full force and effect until the Closing Date.

(b)        The “Post Closing Transition Period” shall commence as of the Closing Date and shall continue until all Services (as defined in Section 3(a) hereof) have ended. During the Post Closing Transition Period, unless otherwise specified in the Exhibits A- E, Buyer may terminate any Service upon sixty (60) days prior written notice to Service Provider.

3.	Scope of Services and Additional Services after Closing.

(a)        During the Initial Transition Period and Post Closing Transition Period, Service Provider or its Affiliates shall furnish to Buyer the services described in Exhibits A through E. The services described in Exhibits A through E, as they may be amended from time to time upon mutual agreement by the Parties, together with any additional services added to this Agreement pursuant to Section 3(b), shall be referred to as the “Services” (each group of activities listed on an individual Exhibit is a “Service”).

Unless otherwise agreed by the Parties the Services will only be provided in connection with the operations related to the Assets and the Business.

(b)        Any additional services requested by Buyer that are not included within the services described in Exhibits A through E shall, if mutually agreed upon by the Parties, be negotiated and included in this Agreement by way of an amendment to this Agreement, with such additional service being reflected on a new Exhibit to this Agreement. Notwithstanding the foregoing, in no event shall any Service or additional service provided by Service Provider hereunder be provided past the date which is six (6) months from the date of the Closing unless agreed to by both Parties in writing.

4.	Compensation and Payment

(a)        In return for Service Provider’s agreement to provide the Services during the Initial Transition Period and Service Provider’s execution of the Purchase Agreement, Buyer assumes and agrees to pay, in addition to the charges set forth in Schedule Z, (i) all credit and supply purchase obligations of Seller arising during the period between the Determination Date and the Closing Date, including posting requisite collateral with the LDC’s, natural gas suppliers and other counterparties as required, (ii) all obligations of Service Provider incurred during the period between the Determination Date and the Closing Date under the Billing and Services Agreement, by and between ista North America, Incorporated and Service Provider, dated January 1, 2007 (the “ista Contract”), (iii) all obligations of Service Provider owed to Experian for credit reporting incurred during the period between the Determination Date and the Closing Date, (iv) payments for commissions earned by employees performing under this Agreement which were earned during the period from the Determination Date and the Closing Date, and (v) and all other obligations normally incurred in the operation of the Business during the period between the Determination Date and the Closing Date. Buyer shall be entitled to retain all profits earned from the Business and the Assets from the Determination Date to the Closing Date. Any losses incurred during the period from the Determination Date to the Closing Date shall be the sole responsibility of Buyer, except as specifically set forth in the Purchase Agreement.

(b)        In return for Service Provider’s agreement to provide the Services during the Post Closing Transition Period, Buyer shall pay and otherwise promptly reimburse Service Provider (i) all amounts due under the ista Contract incurred during the Post Closing Transition Period, (ii) all obligations of Service Provider owed to Experian for credit reporting incurred during the Post Closing Transition Period, (iii) ) payments for commissions earned by employees performing under this Agreement which were earned during the Post Closing Transition Period and (iv) the payment amount described for all Services in the applicable Exhibits corresponding to each Service, in each case, under the payment terms set forth in Exhibit Z. In the event that Buyer terminates any Service as provided in Section 2 above, Buyer shall only be responsible for fees for such Service provided up to the effective time of the termination.

(c)        The ista Contract shall, at the option of the Buyer in its sole discretion, be assigned to Buyer as of the termination date of this Agreement. Buyer shall give Service

Provider at least ten (10) Business Days written notice prior to such termination date of its option to take such assignment. Upon the giving of such notice, the Parties shall negotiate in good faith to complete such assignment, including without limitation, the delivery of such instruments and/or documents as Buyer or its counsel may reasonably deem necessary or appropriate to complete such assignment.

5.          Independent Contractor Status. The Parties acknowledge and agree that Service Provider is an independent contractor in the performance of each and every part of this Agreement and nothing herein shall be construed to be inconsistent with this status. Service Provider shall have full authority to select the means, methods and manner of performing the Services. Without limiting Service Provider’s authority to select the means, methods and manner of performing the Services, Buyer shall be entitled to specify the nature of such Services and the results to be achieved. No agent, employee or servant of Service Provider shall be or shall be deemed to be the employee, agent or servant of Buyer and nothing in this Agreement shall be construed to make Buyer an employer, directly or indirectly, of Service Provider’s employees under any Applicable Law. None of the benefits provided by Buyer to its employees, including compensation insurance and unemployment insurance, shall be available to the employees, agents or servants of Service Provider and all costs related thereto shall be payable pursuant to the terms of the Purchase Agreement. Service Provider will be solely and entirely responsible for its acts and the acts of Service Provider’s agents, employees, servants, contractors and subcontractors during the performance of this Agreement. Nothing in this Agreement or in the performance of this Agreement is intended to create a partnership, joint venture or other joint business arrangement between the Parties or any of their Affiliates, or any fiduciary duty owed by one Party to the other Party or any of its Affiliates.

6.          Standards of Performance. Service Provider makes no express or implied warranties or guarantees with respect to the Services except as expressly provided herein. NO WARRANTY OF ADEQUACY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE SHALL APPLY TO THE SERVICES. Service Provider makes no assurance that any of the Services provided hereunder will be error free, but, in the case of errors, and as Buyer’s sole remedy for such errors, Service Provider will endeavor to fix or otherwise remedy such errors in the same manner that Service Provider does so for Service Provider’s internal users of similar services. Nothwithstanding anything contained herein to the contrary, Seller shall use its Commercially Reasonable Efforts to conduct the Services in the ordinary course of business consistent with past practices in all material respects.

7.	Indemnification and Limitation of Liability.

(a)         Buyer hereby releases and agrees to defend, indemnify, and hold harmless Service Provider, its Affiliates, and their respective officers, directors, shareholders, employees, representatives, agents or trustees (collectively, “Indemnified Parties”), from and against any and all Losses (after giving effect to any recoveries by Service Provider against Third Parties) caused by, arising out of, or in any way incidental to or in connection with the performance of the Services or this Agreement, whether arising before or after completion thereof, and in any manner directly or indirectly caused, occasioned or contributed to, in whole or in part, or claimed to be caused, occasioned or contributed to, in whole or in part, by the following:

(i)         The sole negligence or fault, whether active or passive, of Buyer, its contractors, subcontractors and/or vendors (or any of their respective owners, directors, officers, employees or agents),;

(ii)        The concurrent negligence or fault, whether active or passive, of any combination of the Indemnified Parties, Buyer, their respective contractors, subcontractors and/or vendors; or

(iii)        Where liability with or without fault is imposed, or sought to be imposed, on the basis of any theory of strict liability by operation of law or any violation or failure to comply with any Applicable Law or any order or requirement of any Governmental Entity;

provided, however, that in no event shall Buyer be responsible for Losses caused by the gross negligence or willful misconduct of an Indemnified Party.

(b)        IT IS THE INTENTION OF THE PARTIES THAT THE EXCULPATION, DEFENSE AND INDEMNITY OBLIGATIONS OF BUYER UNDER THIS SECTION 7 ARE WITHOUT REGARD TO WHETHER THE NEGLIGENCE, FAULT OR STRICT LIABILITY OF AN INDEMNIFIED PARTY IS A CONTRIBUTORY FACTOR, AND SUCH OBLIGATIONS ARE INTENDED TO PROTECT AND INDEMNIFY THE INDEMNIFIED PARTIES FROM AND AGAINST ANY AND ALL LIABILITY ARISING FROM THE PERFORMANCE OF THIS AGREEMENT, INCLUDING LIABILITY BASED ON OR RESULTING FROM THE SOLE OR CONCURRENT NEGLIGENCE, FAULT OR STRICT LIABILITY OF THE INDEMNIFIED PARTIES EXCEPT IN THE CASE OF SELLER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(c)         To the extent that the indemnification provisions of this Agreement and of the Purchase Agreement shall conflict in any way, the indemnification provisions of the Purchase Agreement shall govern.

8.          Access to Facilities. Solely as required in connection with the performance of the Services, Buyer shall permit Service Provider and its agents, servants and employees reasonable ingress and egress to facilities owned or operated by Buyer during normal business hours (or, in the instance of emergency services, outside normal business hours, as required), subject only to the usual and customary safety and security restrictions developed, observed and enforced in the ordinary course at such facilities. All entry and exit to and from the facilities shall be logged in accordance with procedures established by the Buyer.

9.          Notice. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given and received when sent by fax or delivered personally on the first Business Day after being sent by nationally recognized overnight delivery service or on the third Business Day after being sent by registered or certified U.S. mail (postage prepaid, return receipt requested) to the Parties at the fax number or address set forth on the signature pages to this Agreement.

10.        Compliance with Laws. Service Provider and its employees, and any contractors, subcontractors and other agents engaged by Service Provider to provide the Services, shall comply with all Applicable Laws in performing the Services or any related work or other services. Any matter of compliance relating to Buyer’s assets shall be at Buyer’s sole expense.

11.	General.

(a)        Amendment. This Agreement may be amended only by an instrument in writing executed by authorized representatives of Buyer and Service Provider.

(b)        Severability. If any part of this Agreement is held by a court to be unenforceable or invalid, the remaining provisions shall remain valid and enforceable.

(c)        Waivers. The Parties acknowledge that any delay, waiver or omission by either Party to exercise any right or power arising from any breach or default by the other Party with respect to any of the terms, provisions or covenants of this Agreement shall not be construed to be a waiver by the non-defaulting Party of any subsequent breach or default of the same or other terms, provisions or covenants. No waiver of any right or power by either Party under this Agreement shall be deemed effective unless in writing, signed by the waiving Party.

(d)        Counterparts. The Parties may execute this Agreement in counterparts, each of which shall be deemed an original as against any Party who has signed it and together shall constitute one and the same instrument.

(e)        Not for Benefit of Third Parties. Except as otherwise expressly provided herein, this Agreement and each and every provision hereof is for the exclusive benefit of Buyer and the Service Provider, and is not for the benefit of any Third Party.

(f)         Governing Law. This Agreement shall be construed in accordance with the laws of the State of Georgia and the obligations, rights and remedies of the Parties hereunder shall be determined in accordance with the laws of the State of Georgia.

(g)        Force Majeure. Neither Party hereto shall be considered in default in the performance of any obligations hereunder, except the obligations to make payments, to the extent that the performance of such obligation is prevented or delayed by any cause, existing or future, that is beyond the reasonable control of such Party, including changes in Applicable Law and action or delay by the other Party or its contractors.

(h)        Assignment. The Parties shall not assign their respective rights or duties under this Agreement, including by operation of law, without the prior written approval of the other Party. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and all of their successors and permitted assigns. Any assignment that does not comply with the provisions of this Section 11(h) shall be null and void.

(i)         Dispute Resolution. In the event of any controversy between the Parties arising out of this Agreement, the Parties shall use good faith efforts, for a period of thirty (30) days following notice by a Party to the other Party that a controversy exists, to resolve the controversy through settlement and compromise. Pending the completion of any proceedings, payments not in dispute shall continue to be made, and obligations not in dispute performed.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date written above.

SERVICE PROVIDER:
PS ENERGY GROUP, INC.
By: _______________________________ Name: _____________________________ Title: ______________________________

Information for Notices:

PS Energy Group, Inc.

2987 Clairmont Road, Suite 500

Atlanta, GA 30328

Attention:	Livia Whisenhunt President and CEO
Fax No.: 404.321.3938

BUYER:
MXENERGY, INC.
By: _______________________________ Name: _____________________________ Title: ______________________________

Information for Notices:

MxEnergy Inc.

595 Summer Street, Suite 300

Stamford, Connecticut 06901

Attention:	Carole R. Artman-Hodge
Executive Vice President
Fax No.: 203.975.9659

EXHIBIT A

OFFICE SERVICES

Areas of Service

Office Space

Seller shall allow Buyer to occupy the space currently occupied by Seller at 2987 Clairmont Road, Suite 500, Atlanta, Georgia, 30329; provided, however, that employees of Seller will also occupy such space while providing Services to Buyer under this Agreement.

Office Support Services

Office furniture, copy machines, and telephones each as currently provided to Seller.

Term of Service

In addition to the Initial Transition Period, Services provided under this Exhibit A shall be for a transitional period as short as reasonably possible but not to exceed 180 days after the Closing Date. Buyer may terminate this Exhibit A at any time prior to 180 days after the Closing Date upon 30 days written notice to Seller.

Cost of Service

Buyer shall pay Seller a cost for such services equal to the product of Seller’s monthly lease fees, for the period in which Buyer occupies the space times a fraction the numerator of which shall be the number of square feet occupied by Buyer and the denominator of which shall be the total square feet of the space for which Seller pays such fees.

EXHIBIT B

SALES AND MARKETING SERVICES

Areas of Service

Sales and Marketing Support

Seller will provide personnel familiar with Sales and Marketing associated with the Assets and the Business acquired by Buyer.

The number and skill sets of personnel shall reasonably be determined among Buyer and Seller considering the number of current Seller employees hired by Buyer at the Closing. In no case will Seller be required to supply personnel other than those currently employed by Seller.

Term of Service

In addition to the Initial Transition Period, Services provided under this Exhibit B shall be for a transitional period as short as reasonably possible but not to exceed 90 days after the Closing Date. Buyer may terminate this Exhibit B at any time prior to 90 days after the Closing Date upon 15 days written notice to Seller.

Cost of Service

The cost of personnel provided by Seller under this Exhibit B will be equal to Seller’s actual cost of such employees including base pay, overtime pay, and all benefits.

EXHIBIT C

FINANCE SERVICES

Areas of Service

Finance Support

Seller will provide personnel familiar with Finance associated with the Assets and the Business acquired by Buyer.

The number and skill sets of personnel shall reasonably be determined among Buyer and Seller considering the number of current Seller employees hired by Buyer at the Closing. In no case will Seller be required to supply personnel other than those currently employed by Seller.

Term of Service

In addition to the Initial Transition Period, Services provided under this Exhibit C shall be for a transitional period as short as reasonably possible but not to exceed 90 days after the Closing Date. Buyer may terminate this Exhibit C at any time prior to 90 days after the Closing Date upon 15 days written notice to Seller.

Cost of Service

The cost of personnel provided by Seller under this Exhibit C will be equal to Seller’s actual cost of such employees including base pay, overtime pay, and all benefits.

EXHIBIT D

CUSTOMER SUPPORT SERVICES

Areas of Service

Customer Support Services

Seller will provide personnel familiar with Customer Support associated with the Assets and the Business acquired by Buyer.

The number and skill sets of personnel shall reasonably be determined among Buyer and Seller considering the number of current Seller employees hired by Buyer at the Closing. In no case will Seller be required to supply personnel other than those currently employed by Seller.

Term of Service

In addition to the Initial Transition Period, Services provided under this Exhibit D shall be for a transitional period as short as reasonably possible but not to exceed 90 days after the Closing Date. Buyer may terminate this Exhibit D at any time prior to 90 days after the Closing Date upon 15 days written notice to Seller.

Cost of Service

The cost of personnel provided by Seller under this Exhibit D will be equal to Seller’s actual cost of such employees including base pay, overtime pay, and all benefits.

EXHIBIT E

SUPPLY SERVICES

Areas of Service

Supply Support Services

Seller will provide personnel familiar with Supply Services associated with the Assets and the Business acquired by Buyer. Such personnel shall include the following:

The number and skill sets of personnel shall reasonably be determined among Buyer and Seller considering the number of current Seller employees hired by Buyer at the Closing. In no case will Seller be required to supply personnel other than those currently employed by Seller.

Term of Service

In addition to the Initial Transition Period, Services provided under this Exhibit E shall be for a transitional period as short as reasonably possible but not to exceed 90 days after the Closing Date. Buyer may terminate this Exhibit E at any time prior to 90 days after the Closing Date upon 15 days written notice to Seller.

Cost of Service

The cost of personnel provided by Seller under this Exhibit E will be equal to Seller’s actual cost of such employees including base pay, overtime pay, and all benefits.

EXHIBIT Z

PAYMENT TERMS FOR SERVICES

1.         Invoices. (a)  Within ten (10) Business Days following the end of each calendar month during the Initial Transition Period and Post Closing Transition Period, Service Provider shall submit to Buyer one or more invoices (the “Invoices”), setting forth the costs for Services (in accordance with the monthly charge for each Service stated in Exhibits A through E and any new Exhibits added pursuant to Section 3(b) of this Agreement) for each of the Services that are the subject of the invoice. If Services are provided for less than the full calendar month, the fees owed in relation to any such Services shall be the cost for a full month of such Services regardless of the portion of the month in which they are used.

(b)       If the Invoices sets forth a payment due to the Service Provider, such amount shall be paid within ten (10) Business Days of receipt by Buyer of the Invoices. Payment shall be made by wire transfer of immediately available funds in the full amount due to the bank account designated by Service Provider.

2.         Taxes, Etc. (a) All fees, costs and prices stated are exclusive of sales and use taxes on services imposed by any state or other taxing authority located within the United States. All taxes, if any, whether value added, excise, or other taxes, imposed by any taxing authority located outside the United States shall be for the account of and paid by Buyer to such taxing authority.

(b)       Buyer will co-operate with Service Provider or its Affiliates in providing exemption certificates and other documentation necessary to reduce sales and use taxes otherwise payable on services provided hereunder. 1

(c)        Notwithstanding anything else herein, during the Initial Transition Period the Service Provider shall be responsible for the payment of all severance, withholding, payroll, employment, social security, and other related taxes, however denominated, imposed by any Governmental Entity, whether disputed or not, and includes any estimated taxes, interest, penalties or additions to tax that are payable or may become payable in respect thereof.

_________________________

1  Final payment terms will be determined based on the Services to be provided hereunder.

Exhibit D

Form of Tri Party Agreement

November [30], 2007

Atlanta Gas Light Company		MXenergy Inc.
P.O. Box 4569		595 Summer Street, Suite 300
Atlanta, Georgia 30302		Stamford, Connecticut 06901
Attention:	Suzanne Sitherwood	Attention:	Robi Artman-Hodge
	President, Atlanta Gas Light &	Executive Vice President,
	Chattanooga Gas	MXenergy Inc.

Re:	Tri-Party Agreement (‘Agreement”) by and among Atlanta Gas Light Company (“AGLC”), PS Energy Group, Inc. (“PS Energy”) and MXenergy Inc. (“MXenergy”) (each a “Party” and collectively, the “Parties”).

This letter constitutes the agreement of PS Energy, MXenergy, and AGLC with reference to that Asset Purchase Agreement, dated as of October 31, 2007 (the “Purchase Agreement”), whereby PS Energy agreed to sell to MXenergy its retail natural gas assets in Georgia, including, without limitation, all of the natural gas supply customers (the “Georgia Business”) currently served by PS Energy in Georgia. The Georgia Public Service Commission has approved the transfer of PS Energy’s Georgia customers to MXenergy in Docket No. ___________. The Purchase Agreement contemplates the execution of this Agreement to set forth certain transition matters regarding the transfer from PS Energy to MXenergy of service responsibilities for natural gas customers in Georgia.

The effective time (the “Effective Time”) of the consummation of the Purchase Agreement will be 12:01 a.m. on October 31, 2007. By execution of this Agreement, each of the three Parties to this letter agreement agrees as follows with respect to the release of interstate capacity and assignment of local FD capacity, and rights to local balancing and sales services, the assignment of customers, and the transfer of account and merchant responsibilities for the Georgia Business.

1.          Prior to closing, on or about November 30, 2007, in the ordinary course of business without regard to the existence of the Purchase Agreement, AGLC will assign and allocate to PS Energy for the December, 2007 cycle all interstate pipeline capacity and associate interstate storage capacity, as well as all local FD capacity and rights to local balancing and sales services, related to the Georgia Business.

2.           After receipt of the capacity and rights as contemplated by Item 1, PS Energy will re-release to MXenergy all interstate pipeline capacity effective as of the Effective Time and associated interstate storage capacity effective when re-released. After receiving written notice that the Purchase Agreement has been consummated, AGLC shall acknowledge MXenergy as holder, as of the Effective Time, of all local FD capacity and right to local balancing and sale services associated with the Georgia Business. The Parties recognize that, in AGLC’s information system s (GOS and CIS), the Georgia Business (including FD capacity, peaking inventories, and customer relationships) will remain labeled with PS Energy’s name for up to [one][two] month[s] after the Effective Time, provided, however, such label shall have no effect on MXenergy’s ownership of the Georgia Business as of the Effective Time or the allocation of associate capacity and rights.

3.          PS Energy authorizes MXenergy to perform all nomination functions related to the Georgia Business on November [30], 2007 for the December 1, 2007 Gas Day.

4.          AGLC shall perform all actions necessary for MXenergy to be able, on and after 8:00 a.m. on November [30], to access the GOS and CIS systems with respect to the Georgia Business. MXenergy personnel shall be issued User IDs by AGLC to access the existing GOS account which will still be in PS Energy’s name for the month of November, and MXenergy shall authorize certain PS Energy personnel, as PS Energy may designate, to continue to have access to this GOS account for the month of August. MXenergy will file an agency agreement with AGLC to document the granting of such authorization.

5.          MXenergy agrees that on and after the Effective Time, MXenergy shall be solely responsible for all requirements, conditions and obligations arising with respect to the Georgia Business on or after the Effective Time, whether arising under the AGLC Tariff or arising under other requirements imposed by or with respect to AGLC, and MXenergy shall indemnify and hold harmless PS Energy from any such requirements, conditions, and obligations. The foregoing sentence shall not affect the rights and responsibilities arising under the Purchase Agreement as between PS Energy and MXenergy.

6.          On and after the Effective Time, MXenergy, alone and in all respects, shall be recognized as the marketer (in a principal capacity and not as an agent for PS Energy) for the Georgia Business. Without limiting the generality of the foregoing, all changes, billings, offsets, requests for reimbursements, and other notifications and billings with respect to the Georgia Business on or after the Effective Time, including all Daily Supply Requirement charges, shall be for the account of MXenergy. AGLC shall facilitate the reconciliation of passthrough, distributions, and gas purchase (collectively, “distribution invoice”) charges billed after, but incurred prior, to the Effective Time by providing MXenergy and PS Energy with the date necessary to determine on whose behalf the relevant charges were incurred; provided, however, that MXenergy shall be responsible for the AGL distribution invoice for the Invoice Months of November 2007 (which bill is delivered on or about December 10) and thereafter, and PS Energy shall be responsible for the AGL true-up invoice for the Invoice Months of October 2007 (which bill is delivered during November) and earlier, and nothing in this Agreement will supersede the Purchase Agreement.

7.          In the event that the Purchase Agreement is not consummated as of the Effective Time, then this Agreement shall be null and void, and PS Energy shall immediately recall all capacity released to MXenergy for the Georgia Business.

This letter agreement may be amended only by an instrument in writing executed by authorized representatives of AGLC, PS Energy and MXenergy. If any part of this letter agreement is held by a court to be unenforceable or invalid, the remaining provisions shall remain valid and enforceable. The Parties acknowledge that any delay, waiver or omission by any Party to exercise any right or power arising from a breach or default by any other Party with respect to any of the terms, provisions or covenants of this letter agreement shall not be construed as a waiver by the non-defaulting Party or Parties or Parties of any subsequent breach or default of the same or other terms, provisions or covenants.

No waiver of any right or power by any Party under this letter agreement shall be deemed effective unless in writing, signed by the waiving Party. The Parties may execute this letter agreement in counterparts, each of which shall be deemed an original as against any Party who has signed it and together shall constitute one and same instrument.

Sincerely,

PS ENERGY GROUP, INC.

By:_____________________________________

Name:
Title:

ACCEPTED AND AGREED:

MXENERGY INC.

By:________________________________ Name: Title:

ATLANTA GAS LIGHT COMPANY

By:________________________________ Name: Title: